UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on May 27, 2015. Our meeting will be held at 10:00 a.m. at our corporate headquarters located at 2000 Westchester Avenue, Purchase, NY 10577.

As your Board, we welcome this opportunity to communicate with you. In stewarding your Company, we seek to achieve long-term, sustainable performance and create value through the right business strategies, prudent risk management, effective corporate governance practices and compensation programs, and well-functioning talent and succession planning. We would like to highlight a few areas of particular significance for the Board this past year:

Company Performance

We have remained healthy and profitable by capitalizing on strategic initiatives to strengthen and diversify our business mix, expanding our customer base, generating cost savings through operating efficiencies, and enhancing our portfolio of assets and services. These efforts supported a 16% increase in EPS to $4.25 per share and generated a 21% total shareholder return.

With a resilient business model, strong customer relationships, a superior fleet, and dedicated employees, we are well-positioned to continue to capitalize on market improvements and to generate substantial earnings and cash flow.

Our business strategies and actions also complement a capital allocation strategy that demonstrates our commitment to creating, enhancing and returning value to our shareholders, both through business growth and returns of capital through our share buyback program.

Shareholder Outreach and Responsiveness

We have made a robust Company shareholder outreach program a key priority. Over the past several years, we have devoted a significant amount of time to listening to our shareholders about corporate governance and executive compensation matters. Our executive compensation program and corporate governance practices in place today reflect feedback received from investors and demonstrate our responsiveness and accountability to shareholders.

Governance Update

Our corporate governance structure takes into account evolving best practices and feedback provided by our shareholders. In 2014, the Board elected a new independent Chairman and adopted a majority vote standard for uncontested Director elections beginning with this year’s Annual Meeting. We also completed a full review of our corporate governance policies and made several updates, including the adoption of a policy on the number of outside boards on which a director may serve. We have also rotated the chairmanship of our Compensation Committee.

Pay-for-Performance Alignment

During our engagement with investors, we received positive feedback regarding the structure of our compensation program, including that our program does not encourage excessive risk. In response to your feedback, we did make several modifications and enhancements to reinforce the alignment of our executive compensation program with corporate performance and shareholders’ interests. These changes are outlined on page 21 in our Compensation Discussion and Analysis section of this Proxy Statement.

Please feel free to share your thoughts or concerns with us. Communications may be addressed to the Board in care of the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com.

We value your input, your investment and your support.

Frederick McCorkle, Chairman

Robert F. Agnew

Timothy J. Bernlohr

William J. Flynn

James S. Gilmore

Carol Hallett

Duncan J. McNabb

Notice of 2015 Annual Meeting of Shareholders

To be held on May 27, 2015

We will hold the 2015 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Wednesday, May 27, 2015, at 10:00 a.m., local time, at our corporate headquarters located at 2000 Westchester Avenue, Purchase, NY 10577, for the following purposes:

1.	To elect a board of directors to serve until the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2015;

3.	To hold an advisory vote with respect to the compensation of the Company’s Named Executive Officers; and

4.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on March 30, 2015, which date has been fixed as the record date for notice of the Annual Meeting of Shareholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS IN PERSON. WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD. RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

ADAM R. KOKAS Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

April 22, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2015

This Proxy Statement and the AAWW 2014 Annual Report are available for downloading, viewing and printing at http://www.ezodproxy.com/atlasair/2015.

PROXY SUMMARY

PROXY SUMMARY

2014 Performance Highlights

We delivered strong performance in 2014. We executed on a strategic plan that positioned us to capitalize on market improvement and the strong operating leverage of our model. In addition, we successfully met and exceeded our aggressive objective customer service quality goals and maintained a safe and compliant operation.

1 All calculations as of 12/31/2014. AAWW and Russell TSR calculations reflect change in share price plus return of capital, including dividends and share repurchases; S&P SmallCap 600 reflects only change in index value

Capital Allocation Strategy

We are committed to creating, enhancing and returning value to our shareholders.

2014 Pay for Performance

Our compensation program is structured to be strongly aligned with the performance of the Company, with a significant portion of our senior executives’ compensation based on performance metrics tied to our annual and long-term incentive plans. Performance-based payouts for 2014 demonstrate that our Compensation Committee has set rigorous goals that align with our strategic goals and reflect our performance outcomes over the last few years.

✓	Performance-Based Long-Term Incentive (for 3 year period 2012-2014): Payout at 50% of target, reflecting a challenging operating environment in 2012 and 2013

✓	Annual Incentive (2014): Payout at 2x target, reflecting our strong 2014 performance

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PROXY SUMMARY

Shareholder Outreach and Engagement

Changes to Compensation Program for 2014

In response to shareholder feedback, we made substantive changes to our compensation program in 2013-14 to further align pay for performance and enhance market alignment.

CEO Compensation Benchmarking	• 2014 CEO long-term incentive plan (LTI) award grants targeted at median of benchmark peer group; all future total direct compensation CEO pay decisions targeted at median of peers
Annual Bonus Performance Metrics	• Further decreased individual performance metrics for the CEO to 20% in 2014 (versus 30% in 2013)
Peer Group	• Revised the 2014 peer group to consist of 20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar)
Multiple Peer Groups	• Single new representative and relevant peer group to benchmark 2014 compensation
Incentive Plans Performance Metrics	• Long-term incentive plan metrics changed from relative to absolute measures
Clawback	• Adopted incentive plan clawback policy
Change-in- Control Provisions	• Long-term incentive awards have double trigger change-in-control provisions

Strong, Well-Balanced Governance Practices

✓	Highly Qualified Board. Our directors bring deep industry experience and diverse skill-sets, to provide effective oversight in the boardroom

✓	Independent Board Leadership. We have had an independent Chairman in place for more than 10 years, elected annually by the Board; recently appointed a new independent Chairman in 2014

✓	Best Practices. We maintain corporate governance best practices that promote accountability and protect shareholder rights, having recently adopted majority voting in uncontested elections

•

In addition, we have annually elected directors, 100% Board independence (except our CEO), separate CEO and Chairman positions, no poison pill in place, 100% independent Board committees, and ongoing dialogue with shareholders

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GENERAL INFORMATION

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

May 27, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 27, 2015, at our corporate headquarters located at 2000 Westchester Avenue, Purchase, NY 10577 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to shareholders beginning on or about April 24, 2015. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

AAWW is a leading global provider of outsourced aircraft and aviation operating services, operating the world’s largest fleet of 747 freighters, as well as operating 747 and 767 passenger aircraft and 767 freighters. AAWW also owns and dry leases a portfolio of aircraft, including six 777 freighters.

AAWW is a holding company with a principal wholly owned airline operating subsidiary, Atlas Air, Inc. (“Atlas”). It also has a 51 percent economic interest and a 75 percent voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). AAWW is also the parent company of several wholly owned subsidiaries related to dry leasing services (collectively referred to as “Titan”). Except as otherwise noted, AAWW, Atlas, and Titan (along with all other entities included in AAWW’s consolidated financial statements) are collectively referred to herein as the “Company,” “AAWW,” “we,” “us,” or “our.”

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), will act upon the matters outlined in the notice of meeting at the beginning of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

•	FOR the election of the director nominees named herein, to serve until the 2016 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

•	FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2015 (Proposal No. 2); and

•	FOR the adoption of an advisory resolution approving the compensation of our Named Executive Officers (the “Say on Pay” vote) (Proposal No. 3).

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ABOUT THE ANNUAL MEETING

In addition, if any other matters are properly submitted to a vote of shareholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ discretion.

For additional information regarding our Annual Meeting, see “Additional Information” at the end of this Proxy Statement.

Record Date and Voting Securities

All of our shareholders of record at the close of business on March 30, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 25,002,862 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by shareholders who are not “U.S. citizens,” as defined by applicable laws and regulations, can be found in “Additional Information — Limited Voting by Foreign Owners” at the end of this Proxy Statement.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal No. 1: Election of Directors. In an uncontested election, a Director is elected by a majority of the votes cast (the number of shares voted “For” a Director-Nominee must exceed the number of votes cast “Against” that Director-Nominee). Shares voting “Abstain” or broker non-votes will have no effect on the election of Directors. Brokers, banks and other nominees have no discretionary voting power in respect of this item.

Proposal No. 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 2. Brokers, banks and other nominees have discretionary voting power in respect of this item.

Proposal No. 3: Advisory Vote Approving the Compensation of the Company’s Named Executive Officers. Because Proposal 3 asks for a nonbinding, advisory vote, there is no “required vote” that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 3. Broker non-votes will have no effect on this nonbinding advisory vote. Brokers, banks and other nominees have no discretionary voting power in respect of this item.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated seven directors to stand for election at the 2015 Annual Meeting to hold office until the next Annual Meeting. All nominees are currently directors elected at the 2014 Annual Meeting. The Nominating and Governance Committee has recommended the seven nominees for nomination by the Board after an evaluation of the size and composition of the Board and a review of each member’s skills, characteristics and independence. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board as a group the appropriate skills needed to exercise its oversight responsibilities.

Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2016 Annual Meeting or until their successors are elected and qualified, as provided in our By-Laws.

Because this election is not a contested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders (“broker non-votes”).

It is the policy of the Board that, as a condition of nomination, each incumbent Director nominated has submitted to the Secretary of the Company an irrevocable contingent resignation. This resignation will be effective only if (i) the nominee fails to receive a majority of the votes cast in an uncontested election and (ii) the Board accepts such resignation within 60 days following the certification of the election results.

Director Core Competencies

Our Board includes an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications in areas of importance to our Company. Given the diversity of our operations, it is important to bring together directors differing with experiences, perspectives and backgrounds from areas identified as key to our business. The Nominating and Governance Committee believes the following director qualifications and experiences are most relevant to properly oversee the interests of our Company. We strive to ensure that the Board includes a balance of the following qualifications.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Director

Frederick McCorkle Independent Chairman Age: 70 Director since: 2004 Committees: Compensation Nominating and Governance

Background: General McCorkle retired from the U.S. Marine Corps in October 2001 after serving since 1967. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. In this position, he was responsible for all of Marine Aviation procurement, material and parts support, including maintenance of Marine Corps aircraft, with a budget in excess of $8 billion. General McCorkle began his career as a naval aviator in 1969 and accumulated over 6,500 flight hours in more than 65 different series of aircraft over the course of his career. His assignments, accomplishments and decorations are numerous and include the Distinguished Flying Cross, the Purple Heart, the Air Medal, the Navy Commendation Medal and the Navy Achievement Medal. General McCorkle is currently a member of the board of directors of Lord Corporation and Jura Corporation (both privately held businesses) and of Rolls-Royce North America (a unit of Rolls Royce Group plc). General McCorkle serves as a Senior Strategic Advisor for Timken Corporation.

Board Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; Legal Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

Robert F. Agnew Independent Director Age: 64 Director since: 2004 Committees: Audit (Chairman) Nominating and Governance

Background: Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding.

Mr. Agnew has over 30 years of experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines and financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is also a member of the Board of Directors of TechPubs LLC and Stanley-Martin Communications, LLC (both privately held businesses). In addition, he is a member of the Board of Trustees of the International Society of Transport Aircraft Trading Foundation and formerly chaired the Military Airlift Committee of The National Defense Transportation Association.

Board Qualifications: Civil and Governmental Aviation; Finance and Risk Management; Global Operations; Mergers and Acquisitions; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Timothy J. Bernlohr Independent Director Age: 56 Director since: 2006 Committees: Audit Nominating and Governance

Background: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets, until it was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as lead director of Chemtura Corporation, and as a director of Rock-Tenn Company and Overseas Ship Holding Group. Within the last five years, he was a director of Smurfit Stone Container Corporation, Ambassadors International, Inc., The Cash Store Financial Services, Inc., Aventine Renewable Energy Holdings Inc., and WCI Steel, Inc.

Board Qualifications: Capital Structure; Corporate Governance; Finance and Risk Management; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Procurement and Distribution; Strategic Planning; Transportation and Security

William J. Flynn President and CEO Age: 61 Director since: 2006 Committees: None

Background: Mr. Flynn has been our President and Chief Executive Officer since June 2006. Mr. Flynn has a 37-year career in international supply chain management and freight transportation.

Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company’s profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services, serving in roles of increasing responsibility in the U.S., Latin America and Asia. He ultimately served as head of the company’s operations in Asia. Mr. Flynn is also a director of Republic Services, Inc. He served as a director of Horizon Lines, Inc. from November 2006 to April 2012. Mr. Flynn is Chairman of the National Defense Transportation Association and a Director of Airlines for America.

Board Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Finance and Risk Management; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

James S. Gilmore III Independent Director Age: 65 Director since: 2004 Committees: Nominating and Governance (Chairman) Compensation

Background: Mr. Gilmore, an attorney and business consultant with Gilmore Global Group, L.L.C., served as the 68th Governor of the Commonwealth of Virginia from 1998 to 2002. Mr. Gilmore was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group focusing on corporate, technology, information technology and international matters. He is President and Chief Executive Officer of the Free Congress Foundation, which offers bipartisan solutions to domestic fiscal challenges. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman in the fall of 2003. Mr. Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. He is also a director of CACI International Inc. and GRT, Inc. (a privately held business). Within the last five years, Mr. Gilmore served as a Director of Barr Laboratories, Inc., IDT Corporation and Everquest Financial Ltd. (a privately held business). He was also a member of the advisory board of Unisys Corporation and the federal advisory board of Hewlett-Packard Company.

Board Qualifications: Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning

Carol B. Hallett Independent Director Age: 77 Director since: 2006 Committees: Compensation (Chair)

Background: Ms. Hallet has been of counsel at the U.S. Chamber of Commerce since 2003 and serves as a member of the U.S. Chamber Foundation Board of Directors. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), the nation’s oldest and largest airline trade association, now known as the Airlines for America (A4A). Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. From 1986 through 1989, Ms. Hallett served as United States Ambassador to the Commonwealth of the Bahamas. From 1989 to 1993, she was Commissioner of the United States Customs Service. Ms. Hallett has also been a director of Rolls Royce-North America (a unit of Rolls Royce Group plc) since 2003. In addition, she has been appointed by the Secretaries of Treasury and Homeland Security to serve on the Customs Oversight Advisory Committee (COAC) for a term ending in 2015. Within the last five years, she was a director of G4S Government Solutions Inc. (a privately held business), Horizon Lines, Inc, and Mutual of Omaha Insurance Company.

Board Qualifications: Civil and Governmental Aviation; Corporate Governance; ; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Duncan J. McNabb Independent Director Age: 62 Director since: 2012 Committees: Audit Nominating and Governance

Background: General McNabb served as Commander of the United States Air Mobility Command from 2005 to 2007 and Commander of the United States Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in December 2011. USTRANSCOM is the single manager for air, land and sea transportation for the Department of Defense (DOD). He also served as DOD’s Distribution Process Owner, overseeing DOD’s end-to-end supply chain, transportation, and distribution to our armed forces worldwide. General McNabb commanded more than $56 billion in strategic transportation assets, over 150,000 service personnel and a worldwide command-and-control network. A graduate of the United States Air Force Academy and Air Force pilot, he flew more than 5,600 hours in transport and rotary aircraft, including the C-17. General McNabb has held command and staff positions at squadron, group, wing, major command and DOD levels. During his over 37-year military career, General McNabb also served as the Air Force Deputy Chief of Staff for Plans and Programs with responsibility for all Air Force programs and over $500 billion in funding over the Air Force’s Five-Year Defense Plan (FYDP). He later served as Director of Logistics on the Joint Staff and was responsible for operational logistics and strategic mobility support to the Chairman of the Joint Chiefs and the Secretary of Defense. Before his final command at USTRANSCOM, McNabb served as the 33rd Vice Chief of Staff of the Air Force. General McNabb is also a director of AT Kearney Public Sector & Defense Services and AdvanTac Technologies (both privately held businesses), as well as a cofounder and a managing partner of Ares Mobility Solutions, Inc. (also a privately held business). He serves as Chairman of the Board of Trustees for Arnold Air Society and Silver Wings, is Chairman of the Logistics Division of the National Defense Industrial Assocation and is also a member of the Advisory Board of International Relief & Development. Within the last five years, he was also a director of HDT Global (a privately held business).

Board Qualifications: Civil and Governmental Aviation; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held five in person meetings and six telephonic meetings in 2014, including telephonic meetings held principally to discuss the Company’s financial and operational results. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of shareholders. Each Director attended more than 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors attended the 2014 Annual Meeting.

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management directors or management present) on a periodic basis and upon the request of one or more outside Directors. The sessions have been generally scheduled and led by the Chairman of the Board, and executive sessions of our committees are chaired by the respective committee chair. The executive sessions include topics the outside Directors or Committee members deem appropriate.

Board Leadership Structure

The Chairman of the Board is an independent director. We have maintained separate roles for the Chairman of the Board and the CEO for more than 10 years. The Board believes that this is in the best interest of the Company and its shareholders, although we have no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board makes a determination regarding this matter at least as often as each time it elects a new Chief Executive Officer.

The independent Chairman presides over meetings of our Board of Directors, executive sessions of our nonmanagement Directors and our annual meeting of shareholders. In addition, our independent Chairman approves the agenda for our Board meetings (and develops the agenda in conjunction with our CEO), recommends Board committee appointments and responsibilities in conjunction with the Nominating and Governance Committee, and leads the evaluation process of our CEO. We currently believe that having an independent Chairman promotes a greater role for the nonexecutive Directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent Directors in the work of our Board of Directors, and enhances our Board of Directors’ role of representing shareholders’ interests.

Board Oversight of Risk Management Process

The Board of Directors is responsible for oversight of the Company’s risk assessment and management process.

The Board delegates to the Compensation Committee responsibility for oversight of management’s compensation risk assessment, and ensuring that the compensation practices of the Company continue to not encourage excessive risk taking by management.

The Board delegates other risk management oversight matters to our Audit Committee. The Audit Committee’s responsibilities include:

•	Direct oversight of our internal audit function, including the organizational structure and staff qualification, as well as the scope and methodology of the internal audit process; and

•

A review, at least annually, of our enterprise risk management plan to ensure that appropriate measures and processes are in place, including discussion of the major risks, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Audit and Compensation Committees report to the Board, as appropriate, when a matter rises to the level of a material, enterprise level risk. In addition to the reports from the Audit and Compensation Committees, the Board periodically discusses risk oversight, included as part of its annual detailed corporate strategy review.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency and Treasury Departments serve as the primary monitoring and testing functions for Company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, technological, compliance and reporting levels.

We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Compensation of Outside Directors

Board Compensation Arrangements for 2015 and Beyond

Effective January 1, 2015, the Compensation Committee revised the director compensation policy to better align Board pay with current market practices and to provide a compensation structure that is more simple, transparent and easy for shareholders to understand. Beginning in 2015, director compensation will consist of a cash and equity retainer, eliminating meeting fees for a base level of meetings and also eliminating standing nonchair committee retainers. Elements of our revised director compensation policy include:

Cash Retainer

•	Each of our outside Directors will now receive a $95,000 cash retainer, payable quarterly in advance.

Equity Compensation - Restricted Stock Units

•

On the date of our annual meeting of shareholders, each of our Directors (other than Mr. Flynn) will receive an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $110,000.

•

The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

Standing Committee Membership

•	Nonchair Committee retainers have been eliminated.

Chairman Position

•	The Chairman of the Board receives $150,000 annually; and

•	The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

•

Regular meeting fees have been eliminated. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees will be paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Medical, Dental and Vision Care Insurance

•

Optional medical, dental and vision care coverage, as well as related health care retirement benefits, will continue to be made available to our nonemployee Directors and their eligible dependents on terms as described below.

2014 Compensation Arrangements

Cash Retainer

•	Each of our outside Directors was paid a $50,000 cash retainer, payable quarterly in advance, and also received the following additional compensation, as applicable:

Equity Compensation - Restricted Stock Units

•

On the date of the 2014 Annual Meeting, each of our outside Directors received an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $100,000.

•

The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

Standing Committee Membership

•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

For each meeting of the Board or a Committee of the Board, including any ad hoc committee:

•	Attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•	Attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	Attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.

Medical, Dental and Vision Care Insurance

Optional medical, dental and vision care coverage is made available to our nonemployee Directors and their eligible dependents on terms at a premium cost similar to that charged to Company employees.

Nonemployee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a nonemployee Director opting not to stand for re-election to the Board.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

2014 Total Compensation of Directors

The following table shows (i) the cash amount paid to each nonemployee Director for his or her service as a nonemployee Director in 2014, and (ii) the grant date fair value of restricted stock units awarded to each nonemployee Director in 2014, calculated in accordance with the accounting rules on share-based payments.

Name(1)	Fees Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Eugene I. Davis	144,500	—	144,500
Robert F. Agnew	128,000	100,024	228,024
Timothy J. Bernlohr	94,500	100,024	194,524
James S. Gilmore III	107,027	100,024	207,050
Carol B. Hallett	81,750	100,024	181,774
Frederick McCorkle	225,084	100,024	325,108
Duncan J. McNabb	91,235	100,024	191,259
(1)

This table does not include compensation paid to Mr. Flynn, the Company’s President and Chief Executive Officer. Mr. Flynn’s compensation is described in the sections covering executive compensation. He is not paid any additional compensation for his service as a Director.

(2)

Includes prorated portion of $50,000 retainer and meeting fees in respect of Mr. Davis’s service as Chairman of Polar Air Cargo Worldwide. Effective May 2014, additional compensation for the Chairman of Polar ceased. Mr. Davis retired from service with the Company at the time of the 2014 Annual Meeting.

(3)	The value of stock equals the grant date fair value of $36.95 per share on June 16, 2014.

Board Members’ Outstanding Equity Awards at Fiscal Year-End 2014

The table below shows outstanding equity awards for our outside Directors as of December 31, 2014. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2014, which was $49.30 per share.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F. Agnew	6/16/2014	2,707	(1)	133,455
	6/16/2011	500	(2)	24,650
Timothy J. Bernlohr	6/16/2014	2,707	(1)	133,455
	6/16/2011	500	(2)	24,650
James S. Gilmore III	6/16/2014	2,707	(1)	133,455
	6/16/2011	500	(1)	24,650
Carol B. Hallett	6/16/2014	2,707	(2)	133,455
	6/16/2011	500	(1)	24,650
Frederick McCorkle	6/16/2014	2,707	(2)	133,455
	6/16/2011	500	(1)	24,650
Duncan J. McNabb	6/16/2014	2,707	(2)	133,455
	7/23/2012	2,965	(3)	146,175
(1)	These units vest on the earlier of the day immediately preceding the date of the 2015 Annual Meeting or June 16, 2015. The grant date fair value was $36.95 per share.

(2)

These units vest in four equal annual installments beginning on the first anniversary of the grant date. The next vesting event is scheduled to occur on June 16, 2015. The grant date fair value was $56.38 per share.

(3)

These units vest in four equal annual installments beginning on the first anniversary of the grant date. The next vesting event is scheduled to occur on July 23, 2015. The grant date fair value was $42.16 per share.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Communications with the Board

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com. All communications received by Board members from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Board members from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Board members from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

Board Effectiveness and Annual Assessment

Each year our Board and its Committees conduct self-evaluations to ensure they are performing effectively and to identify opportunities to improve Board and Committee performance. The written self-assessment is done under the oversight of the Nominating and Governance Committee. Anonymous evaluation responses are reviewed and assessed. A written report, based on the anonymous written feedback from the directors and senior management is compiled and presented by the chair of the Nominating and Governance Committee. The final report is discussed by the Nominating and Governance Committee, and the Committee shares and discusses these responses with the full board and the other committees of the Board, as applicable.

A copy of our Corporate Governance Principles can be found on the “Corporate Governance” page of the “Corporate Background” portion of our website at www.atlasair.com. Our Corporate Governance Principles are described in greater detail below.

Director Independence

The Nominating and Governance Committee has determined that all Directors except for Mr. Flynn are independent under Company standards and Securities and Exchange Commission (“SEC”) and NASDAQ rules. The Committee classifies the following Directors nominated for election at the Annual meeting as independent: Messrs. Agnew, Bernlohr, Gilmore, McCorkle, McNabb and Ms. Hallett.

Our Nominating and Governance Committee Charter includes categorical standards to assist the Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she:

•	was employed by us at any time in the last three years;

•	has an immediate family member who is, or in the past three years was, employed by us as an executive officer;

•

has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a nonexecutive employee or benefits under a tax-qualified retirement plan or nondiscretionary compensation);

•

is, was or has a family member who is or was a partner, controlling shareholder or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year;

•

is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company’s executive officers serve or served on the entity’s compensation committee; or

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

•

is or has a family member who is a current partner of the Company’s independent registered public accounting firm or was or has a family member who was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each outside Director that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a Director or director nominee has been a partner, shareholder or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

Board Committees

Our Board maintains three standing committees, an Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a charter that details the committee’s responsibilities. The charters for all the standing committees of the Board of Directors are available in the Corporate Background section of our website located at www.atlasair.com and by clicking on the “Corporate Governance” link. The charters are also available in print and free of charge to any shareholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Gilmore (Chairman) and Messrs. Agnew, Bernlohr, McCorkle and McNabb, each of whom is an independent director within the meaning of the applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

•	Identify and approve individuals qualified to serve as members of our Board;

•	Select director nominees for the next annual meeting of shareholders;

•	Review at least annually the independence of our Board members;

•	Oversee our Corporate Governance Principles; and

•	Perform or oversee an annual review of the CEO, the Board and its committees.

The Nominating and Governance Committee held three in person meetings in 2014.

Evaluation of Director Nominees

Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors. The Committee’s charter sets forth the criteria for skills and characteristics for Directors (see Election of Directors for the qualifications and experience of current directors). The Nominating and Governance Committee identifies new candidates from a variety of sources, including recommendations submitted by shareholders.

New and incumbent Directors are individually evaluated from a skills and characteristics perspective on several different factors, including having the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; experience in the Company’s business or in professional fields or other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; preferably no direct affiliations with major suppliers, customers or contractors; and preferably previous public company board experience with good references.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Nominating and Governance Committee will also consider whether potential nominees are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Company considers diversity as an important element of the Board section process but does not have a formal policy regarding the diversity of its Directors. The Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender or national origin. The Board will also take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to AAWW’s shareholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements.

Our Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the Nominating and Governance Committee’s policy on security holder recommendations of Director nominees (the “Shareholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Shareholder Nominating Policy provides that a shareholder recommendation notice must include the shareholder’s name, address and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the Corporate Background section of our website at www.atlasair.com. In evaluating shareholder nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience and capability. As a result, the Committee evaluates shareholder nominees using the same membership criteria set forth above under “Director Qualifications.”

Corporate Governance Principles

We annually review our Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management. An informed, independent and involved Board is essential for ensuring our integrity, transparency and long-term strength, and maximizing shareholder value. The Corporate Governance Principles, which are reviewed annually, address such topics as codes of conduct, Director nominations and qualifications, Board committees, Director compensation, conflicts and waivers of compliance, powers and responsibilities of the Board, Board independence, serving on other boards and committees, meetings, Director access to officers and other employees, shareholder communications with the Board, annual Board evaluations, financial statements and disclosure matters, delegation of power and oversight and independent advisors. A copy of our Corporate Governance Principles is available in the Corporate Background section of our website at www.atlasair.com.

Audit Committee

The Audit Committee of the Board of Directors currently consists of three outside Directors, Messrs. Agnew (Chairman), Bernlohr and McNabb, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also “Director Independence” above). The Board has determined that Messrs. Agnew and Bernlohr are “audit committee financial experts” as defined under applicable SEC rules. The Board believes that Mr. Agnew possesses the attributes necessary to be deemed a financial expert, these attributes having been acquired by chairing the AAWW Audit Committee for almost nine years, among other things.

The Audit Committee’s primary function, as set forth in its written charter (available in the Corporate Background section of our website at www.atlasair.com under the heading “Audit Committee Charter”) is to assist the Board in overseeing the:

•	Quality and integrity of the financial statements of the Company;

•	Independent registered public accounting firm’s qualifications and independence;

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

•	Performance of the Company’s internal audit function and independent registered public accounting firm;

•	Company’s compliance with legal and regulatory requirements; and

•	Effectiveness of the Company’s financial reporting process, disclosure practices and systems of internal controls.

The Audit Committee is also responsible for appointing the independent registered public accounting firm, approving, in advance, audit and permitted nonaudit services in accordance with the Committee’s preapproval policy (see also “Preapproval Policies and Procedures” below) and overseeing the Company’s Code of Ethics (see also “Code of Ethics” above) and related party transactions. The Audit Committee held four in person meetings and four telephonic meetings in 2014.

Audit Committee Report

AAWW management has responsibility for preparing the Company’s financial statements and AAWW’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing those financial statements. In this context, the Audit Committee has reviewed and discussed AAWW’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014 with management and with PwC. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16 — Communications with Audit Committees. The Audit Committee received from PwC the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of PwC.

Based upon its reviews and discussions as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Robert F. Agnew, Chairman

Timothy J. Bernlohr

Duncan J. McNabb

Code of Ethics and Employee Handbook

We have adopted a Code of Ethics applicable to the CEO, Senior Financial Officers and Members of the Board of Directors that is monitored by our Audit Committee and that includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics is reviewed on an annual basis. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the Corporate Background section of our website at www.atlasair.com under the heading “Code of Conduct”.

We also have adopted an Employee Handbook and Code of Conduct that sets forth the policies and business practices that apply to all of our employees globally. The Employee Handbook and Code of Conduct addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination and the protection of intellectual property and proprietary information, among other things, and is reviewed and updated periodically.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Compensation Committee

The Board’s Compensation Committee assists the Board in discharging and performing its duties regarding the compensation of our executives, including our named executive officers (our NEOs), executive succession planning, and other matters. The Compensation Committee also is the administrator of our long-term incentive award and annual bonus plans.

The Compensation Committee is required by its charter to meet at least four times annually. During 2014, the Compensation Committee held four in-person meetings and four telephonic meetings and acted once by written consent. In 2014, the Compensation Committee consisted of three outside Directors, Ms. Hallett (Chair), Mr. Gilmore and Mr. McCorkle, each of whom is an independent director within the meaning of applicable SEC and NASDAQ rules. The Committee Chair position was refreshed in 2014, with Ms. Hallett replacing Mr. McCorkle as Committee Chair in September 2014.

How We Make Compensation Decisions

The Compensation Committee is responsible for reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our senior executives at the level of executive vice president and above, including our CEO. The Committee also monitors the search for, and approves the proposed compensation for, all senior executives at the level of executive vice president and above, and periodically reviews and makes recommendations to the full Board regarding the compensation of Directors. In addition, the Compensation Committee retains and oversees the independent compensation consultant that provides advice regarding such compensation matters. See “Compensation Discussion & Analysis — Discussion of our Compensation Program” for a discussion of how we set our performance metrics.

•

The Role of Independent Compensation Consultants in the Compensation Process. The Committee has retained Towers Watson as its independent compensation consultant. The compensation consultant advises the Committee on compensation for our senior executives and reviews and advises on our annual incentive plan for these senior executives and our long-term incentive compensation plans for all our eligible employees. The compensation consultant periodically reviews the salaries, incentive awards (annual and long-term) and other benefits that we provide to our senior executives so that it may advise the Committee whether compensation paid to these persons is competitive with companies and industries in which we compete for executive talent. At the direction of the Committee, the compensation consultant advises on a framework and performance metrics for both our annual and long-term incentive plans. A representative from the compensation consultant also generally participates in Committee meetings related to executive compensation and regularly communicates with the Chair of the Committee. In addition, the compensation consultant assists the Committee in its annual risk assessment of our compensation policies and practices.

•

Consideration of the Independence of the Compensation Consultant. Towers Watson was exclusively engaged by the Compensation Committee during fiscal 2014 and neither Towers Watson nor any affiliate provided any other services to the Company beyond those provided to the Committee, to ensure Towers Watson’s continued independence and to avoid any actual or apparent conflict of interest. The Committee has reviewed the independence of Towers Watson in light of SEC and NASDAQ listing standards regarding compensation consultants and has concluded that Towers Watson’s work for the Committee is independent and does not create any conflicts of interest. The Committee has the sole authority to retain or replace Towers Watson as the Committee’s compensation consultant.

•

The Role of Our Senior Executives in the Compensation Process. The Committee makes its decisions after reviewing recommendations from the independent compensation consultant, the CEO and the Chief Human Resources Officer. Except for discussions related to their own levels of compensation, Mr. Flynn and Mr. Kokas participate in portions of the Committee’s meetings to discuss the establishment, and ultimate payment, of annual incentive awards to senior executives at the level of executive vice president and above and long-term incentive awards to management and other eligible employees, and for salary adjustments, if any, to our senior executives, as well as other compensation matters related to these persons. Any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the CEO is not present during voting or deliberations regarding his compensation. The Compensation Committee also meets, as needed, in executive session with outside counsel and the independent compensation consultant to discuss any matters that the Compensation Committee or any of these groups believes warrant the Compensation Committee’s attention.

•

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more of our senior executives serving as members of the Board or Compensation Committee.

Following approval of the annual budget, either before or during the first quarter of each year, the Committee establishes the minimum financial performance objective required for any annual incentive award payment, as well as the year’s objectives for financial, customer service reliability and service quality and individual goals and objectives for senior executives. All are taken into account in setting the performance range for each such executive and ultimately in determining the amount of each such executive’s annual award payment, if any. The Committee establishes these criteria, with the advice of the independent compensation consultant and outside counsel, as appropriate, after reviewing information submitted to the Committee by the CEO and Chief Human Resources Officer (at the request of the Committee). Our CEO and Chief Human Resources Officer also provide information to the Committee regarding annual and long-term incentive plans that the Committee considers, with the advice of the independent compensation consultant and outside counsel, in its determination of awards under those plans.

The Committee’s Risk Assessment of Our Compensation Policies

The Compensation Committee, after considering advice of Towers Watson, has concluded that our 2014 compensation program is appropriately balanced and does not promote imprudent or excessive risk taking based on the following factors:

•	Extent of oversight. The Compensation Committee with members of management reviews the performance of our compensation plans.

•

Governance. Oversight roles are clearly defined throughout the company to ensure that pay plans are aligned with business goals and risk tolerances, stress tested under realistic assumptions, and balanced between corporate standards and business-unit autonomy.

•

Risk profile and balance within the incentive structure. Our plans are designed by the Compensation Committee to appropriately balance fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, business unit and individual performance goals.

•

Plan design. Our plans are designed to avoid such features as very steep incentive slopes, unreasonable goals or thresholds, uncapped payouts, rigidly formulaic awards, undue focus on any one element of compensation, and misaligned timing of payouts and we maintain risk mitigating features including the compensation committee’s retained discretion with respect to assessing awards, clawbacks, and shareholding requirements.

•

Performance metrics. Performance metrics reflect risk and use of capital, quality and sustainability of results and do not incentivize short-term results that encourage high-risk strategies designed to exact short-term results at the expense of long-term performance and value.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more of our executive officers serving as members of the Board or Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, as well as the Executive Compensation Tables, are organized as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

Proxy Summary

For a summary of certain of the items discussed below, please see our Proxy Summary beginning on page i of this Proxy Statement.

Overview of Business

We are a leading global provider of outsourced aircraft and aviation services, operating the world’s largest fleet of Boeing 747-F freighters, as well as Boeing 747 and 767 passenger aircraft and Boeing 767 freighters.

We provide unique value to our customers by giving them access to highly reliable new production freighter aircraft that deliver the lowest unit cost in the marketplace, combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. We operated 28,245 flights serving 432 destinations in 123 countries in 2014, reflecting our unmatched global scale and scope.

Our customers include airlines, express delivery providers, freight forwarders, the U.S. military and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America and South America.

Our primary service offerings include the following:

•

ACMI (Aircraft, Crew, Maintenance, and Insurance): We provide outsourced cargo and passenger aircraft operating solutions, including aircraft, crew, maintenance and insurance. Customers assume fuel, demand and yield (rate) risk and most other operational fees and costs.

•

CMI (Crew, Maintenance and Insurance): Within ACMI, we also provide outsourced cargo and passenger aircraft operating solutions, including the provision of crew, maintenance and insurance, while customers provide the aircraft and assume fuel, demand and yield risk and most other operational fees and costs.

•

Charter: We provide cargo and passenger aircraft charter services to customers including the U.S. Military Air Mobility Command, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs.

•	Dry Leasing: We provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We currently operate our service offerings through the following reportable segments: ACMI, Charter and Dry Leasing.

ACMI and CMI	Charter	Dry Leasing

~70-75% of Block Hours	~25-30% of Block Hours	Not Tied to Block Hours
*	Block Hours are the time intervals between when an aircraft departs the terminal until it arrives at the destination terminal and are the units by which we typically charge customers.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Highlights and Key Achievements in 2014

The Company performed well in 2014, delivering strong stock price performance and total shareholder return. We executed on our strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhancing our portfolio of assets and services. Our results reflected the strength of our ACMI and Charter businesses, growth in Dry Leasing, progress in our efficiency and productivity initiatives, and an increase in the average utilization of our operating fleet during the year as we capitalized on improving market demand. See also “2014 Pay for Performance” on page 23.

[1]

All calculations as of 12/31/2014. AAWW and Russell TSR calculations reflect change in share price plus return of capital, including dividends and share repurchases; S&P SmallCap 600 reflects only change in index value

Our long-term strategic plan to diversify our business and enhance our financial results is consistent with the metrics in our short-term and long-term incentive plans. Over the past several years, we have sought to transform and diversify our business. Our executives have successfully executed a number of long-term strategic initiatives approved by our Board, notwithstanding market environments that were often challenging and turbulent. The table below shows how our most significant operating metrics have improved over this period.

Performance Metrics ($ Millions for operating revenues and free cash flow)	2011	2014	Compound Annual Growth Rate

Block Hours	137,055	161,090	h 5.5%

Operating Revenues	$1,398.2	$1,799.2	h 8.8%

Free Cash Flow*	$77.9	$247.8	h 47.0%

Year-end Stock Price per Share	$38.43	$49.30	h 8.7%

Three-Year ROIC*		27.9%
*	Free Cash Flow and ROIC are non-GAAP measures. A reconciliation of such non-GAAP measures to the corresponding GAAP numbers is contained in Exhibit A attached hereto.

The continued success of our business begins with our customers and the superior value-added services we provide. In 2014, despite a challenging environment in the global airfreight market, we successfully:

•	Met and exceeded our aggressive objective customer service quality goals and maintained a safe and compliant operation

•	Continued execution of our long-term strategic plan

•	Acquired three Boeing 777-200LRFs, each with a long-term customer lease already in place, driving predictable and reliable profitability in our Dry Leasing business

•	Secured highly attractive financing for our Boeing 777s

•	Expanded our AMCI customer base, including into emerging and expanding markets—flying for Astral Aviation (Africa) and BST Logistics (Asia).

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COMPENSATION DISCUSSION AND ANALYSIS

•	Expanded ACMI service for DHL Express (Transpacific) and Etihad Airways (Middle East), extended ACMI service with Qantas (Australia)

•	Expanded CMI Boeing 767 freighter service in North America for DHL Express

•	Added TNT Transport International (Europe) as a Boeing 777 Freighter customer on a dry lease basis

•	Achieved substantial Continuous Improvement operating efficiencies

•	Generated $35 million of extraterritorial tax benefits and significantly reduced our normalized tax rate through beneficial tax planning

•	Enhanced shareholder value by repurchasing 1.8% of our outstanding shares

•	Maintained a strong cash position

•	Paid down approximately $200 million of debt

Returning Capital to Shareholders

We are committed to creating, enhancing and returning value to our shareholders through the disciplined execution of our capital allocation strategy. In 2014, we repurchased 458,937 shares of our common stock at an average price of $32.68 per share, or for an aggregate purchase price of $15 million, in an open market repurchase program, or 1.8% of our outstanding shares. We continue to evaluate appropriate opportunities to repurchase up to an additional $45 million of our shares through our stock repurchase program.

Shareholder Outreach and Engagement

Following extensive shareholder outreach in 2013, we continued to maintain an active dialogue with our shareholders over the last year. In 2014, we reached out to holders of almost 75% of our outstanding shares to help our Board better understand the evolving perspectives of our shareholders regarding the Company’s governance and compensation practices. In response to these outreach efforts, we held in person or telephonic meetings with holders of approximately 55% of our outstanding shares.

Compensation Program Changes for 2014

In response to shareholder feedback last year, our Compensation Committee made significant changes to our 2014 compensation program to further link pay and performance and enhance market alignment, including:

CEO Compensation Benchmarking	• 2014 CEO long-term incentive plan (LTI) award grants targeted at median of benchmark peer group; all future total direct compensation CEO pay decisions targeted at median of peers

Annual Bonus Performance Metrics	• Further decreased individual performance metrics for the CEO to 20% in 2014 (versus 30% in 2013)

Peer Group	• Revised the 2014 peer group to consist of 20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar)

Multiple Peer Groups	• Single new representative and relevant peer group to benchmark 2014 compensation

Incentive Plans Performance Metrics	• Long-term incentive plan metrics changed from relative to absolute measures

Clawback	• Adopted incentive plan clawback policy

Change-in- Control Provisions	• Long-term incentive awards have double trigger change-in-control provisions

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COMPENSATION DISCUSSION AND ANALYSIS

These changes to our compensation program led to a vastly improved 2014 Say on Pay voting result and are consistent with shareholder feedback prior to and following the 2014 Annual Meeting.

Compensation Program Highlights

Our Compensation Committee believes that our compensation practices have played a key role in our steady operating and financial results during challenging times in the global freight industry over the last several years. The Committee aligns executive compensation with Company and individual performance while providing incentives needed to attract, motivate and retain executives that drive the Company’s creation of long-term shareholder value.

The Compensation Committee achieves these goals by:

•	Aligning annual incentives with key annual financial, customer service reliability and operating objectives that directly tie to the company’s strategy and holistic approach to achieving success

•	Aligning long-term incentive awards with executive retention and our shareholders’ interests by basing awards on key Company financial metrics and long-term operating performance

•

Creating a pay mix portfolio with an appropriate balance of fixed and variable pay, as well as performance-based pay having short-term and long-term components, with different performance metrics important to the Company in each

Each NEO is compensated with three primary forms of executive compensation: base salary, annual bonus, and long-term incentives. Annual and long-term incentives are payable based on specific performance objectives. The CEO’s percentages for these elements are set forth below.

Elements of Pay	Form	Links to Performance	Purpose
Base Salary	Cash	Fixed annual compensation	¡ Attract and retain executive talent
Annual Incentives	Cash	EPS	¡ Drives key business, operating and individual results on an annual basis ¡ Strictly performance-based against measureable metrics; no payout guaranteed
Objective customer service reliability metrics
Individual Objectives
Long-Term Incentives	Performance Share Units (PSU) and Performance Cash	Average Growth in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	¡ Links NEO and long-term shareholder interests ¡ Serves as a key retention tool and a strong performance driver ¡ Strictly performance-based against measureable metrics; no payout guaranteed
Return on Invested Capital (“ROIC”)
	RSUs	Alignment with shareholder returns	¡ Serves as a key retention tool (four-year vesting) and related to share price

A significant majority of compensation opportunity for our CEO is performance-based. For example, as indicated below, 67.3% of maximum total CEO compensation opportunity in 2014 was performance-based, including 43.2% in performance-based LTI opportunity and 24.1% in annual incentive opportunity. An additional 20.7% of compensation opportunity was in the form of RSUs with four-year vesting, which promotes long-term share ownership and further aligns compensation with shareholder value. Our CEO did not receive a salary increase in 2014. His last salary increase was in April 2012.

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COMPENSATION DISCUSSION AND ANALYSIS

2014 Total CEO Compensation Opportunity

We maintain stock ownership guidelines and anti-hedging and anti-pledging policies, as further described below in more detail. Aligning the interests of our executives with those of our shareholders provides incentives to our executives to avoid taking inappropriate business risks.

2014 Pay for Performance

Our compensation program is structured to be strongly aligned with the performance of the Company, with a significant portion of senior executives’ compensation based upon performance metrics tied to our annual and long-term incentive plans. The performance metrics are designed to drive the achievement of key business, financial, customer service and operational annual and long-term results, in addition to individual contributions. The performance-based payouts for 2014 demonstrate the Compensation Committee has set rigorous goals that align with the Company’s strategy and reflect the performance outcomes over the past few years:

•	Performance-Based Long-Term Incentive (for 3 year period 2012-2014): Payout at 50% of target, reflecting a challenging operating environment in 2012 and 2013

•	Annual Incentive (2014): Payout at 2x target, reflecting our strong 2014 performance

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

✓  Significant “At Risk” Compensation: More than 65% of maximum total CEO and total other NEOs target compensation is “at risk” and subject to achievement of objective, pre-established performance goals tied to operational, financial and strategic objectives

✓ “Clawback” Policy: Adoption of a “clawback” of annual incentive compensation to discourage imprudent risk taking

✓  “Double Trigger” Vesting Acceleration: “Double trigger” in long-term equity and cash performance incentive awards (granted in 2014 and beyond), with no vesting unless a change of control is accompanied by a qualifying termination of employment. Now more than half of our outstanding grants require a “double trigger” to accelerate vesting upon a change of control.

✓ No Change of Control Gross Ups: Change of control payments are not grossed up for tax purposes

✓ Extended Vesting Requirements: Time-based equity award agreements provide for a four-year vesting schedule

✓ Limited Perquisites: The Company strictly limits perquisites and does not provide for items such as personal use of airplanes, Company-provided autos and/or auto allowances or club dues

✓ No Grants of Stock Options: The Company provides full value equity awards with either performance-based vesting or extended time-vesting requirements and has not granted stock options for many years

✓ No Repricing: Repricing of underwater stock options not allowed

✓ Stock Ownership Requirements: Minimum stock ownership guidelines and recommended holding periods for stock are in place, and all executive officers are compliant in all respects

✓  No Hedging or Pledging of Shares: Insiders prohibited from engaging in hedging and monetizing transactions involving the Company’s securities and from engaging in certain speculative transactions in respect of the Company’s securities

✓ Risk Management: Compensation program design does not promote excessive risk taking

✓ Independent Compensation Consultant: The Compensation Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the Committee

✓ No Adjustments for Shareholder Buybacks: Shareholder buybacks are not factored in EPS calculation for AIP purposes. Therefore, executives’ annual incentives do not benefit from share buybacks.

✓ 162(m) Compliant: AIP compensation is designed to qualify as performance-based compensation under Section 162(m)

✓ Performance Assessment: The Compensation Committee annually assesses its own performance

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COMPENSATION DISCUSSION AND ANALYSIS

Discussion of Our Compensation Program

Our compensation program highlighted in the Overview section appearing above is discussed in detail on the following pages.

How We Use a Peer Group to Make Our Compensation Decisions

In making compensation decisions regarding each of the primary compensation components, our Compensation Committee periodically reviews the competitive market for executives in our industry and similar industries. Based on our outreach and shareholder feedback, in 2014 we completely changed our peer group to companies in similar industries with similarly sized revenues to us, to make future compensation decisions.

A significant portion of our revenues is derived from companies and business activity based outside of the United States. In 2014, we operated 28,245 flights, serving 432 destinations in 123 countries. Given the global nature of our business, we believe it is critical to recruit and retain executives with a breadth of experience in global markets.

Our 2014 peer group is comprised of the following companies:

Company	Description
Alliant Techsystems Inc.	Aerospace, defense, commercial products
Barnes Group Inc.	Aerospace and industrial manufacturer
B/E Aerospace Inc.	Aerospace fasteners and consumables distributor
Bristow Group Inc.	Offshore helicopter transport services
Con-Way Inc.	Freight transportation and logistics
Curtiss-Wright Corp.	Engineered, technologically advanced products and services
Echo Global Logistics, Inc.	Technologically enabled business process outsourcing
Esterline Technologies Corp.	Aerospace and defense manufacturer
Exelis Inc.	Aerospace, defense and information solutions provider
GATX Corporation	Railcar leasing
Harris Corporation	International communications and information technology
Hexcel Corporation	Industrial manufacturer
Kansas City Southern	International transportation
Rockwell Collins, Inc.	Avionics and information technology systems and services provider
Ryder Systems, Inc.	Truck rental, supply chain and fleet management services
Spirit Aerosystems Holdings, Inc.	Aero structures manufacturer
Tidewater Inc.	Large offshore service vessels to global energy industry provider
TransDigm Group Inc.	Commercial and military aerospace components manufacturer
Trinity Industries, Inc.	Transportation, construction and industrial products manufacturer
UTi Worldwide Inc.	Global supply chain management solutions provider

We considered the following factors in using this peer group:

•	Our peer group includes similarly sized companies by revenue, with median revenue in 2014 of $3.0 billion and with revenues that range from 0.5x to 2x of AAWW’s revenues (including Polar revenues)

•	Our peer group includes 20 companies in the transportation, logistics and aerospace services industries

For 2014, our CEO’s long-term incentive compensation was targeted at median of benchmark peer group. For all future changes to elements of CEO pay, total direct compensation (including base salary) will be targeted at median of our benchmarking peer group. For 2014, we generally targeted major elements of NEO pay, other than the CEO, at or above the 75th percentile.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Base salary is designed to compensate executives for their responsibility, experience, sustained high level of performance and contribution to our success. The amount of any senior executive salary increase is determined by the Compensation Committee based on a number of factors, including but not limited to: the nature and responsibilities of the position; the level of performance of the individual; the expertise of the individual; survey data; advice of the Compensation Committee’s independent compensation consultant; and recommendations of the CEO (except regarding his own salary) and the Chief Human Resources Officer. Salary levels for executives are generally reviewed annually by the CEO and the Compensation Committee as part of the performance review process. The Compensation Committee made no adjustments to the salaries for the CEO and the other NEOs during 2014.

Performance-Based Annual and Long-Term Incentive Compensation

The Compensation Committee believes that a significant portion of a senior executive’s compensation should be “at-risk,” based upon the Company’s financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. For 2014, 67.3% of our CEO’s maximum total direct compensation opportunity (base salary and maximum payout opportunity of annual and long-term incentive awards granted in 2014) was performance-based.

The Compensation Committee takes a holistic approach to incentive compensation using a combination of related short-term and long-term incentives to achieve the Company’s annual, as well as longer-term, strategic goals. A significant portion of our executives’ compensation is based upon the Company’s financial and operating performance to align senior executive compensation with our goals for corporate financial as well as operating performance and to encourage a high level of individual performance. The annual and long-term metrics upon which our incentive plans are structured are designed to drive, on an integrated basis, the achievement of key business, financial, customer service and operational annual and long-term results, as well as to recognize the individual contributions of our executives towards these goals.

As a first step in designing the annual incentive awards for our executives, the Compensation Committee considers the annual budget and short and long-term strategic goals approved by the full Board of Directors and then designs the annual and long-term incentives targets such as adjusted EPS, return on invested capital (ROIC) and EBITDA around the budget and strategic plan. The financial and performance metrics under our annual incentive plan are based on the annual budget reviewed by the Board. Long-term incentives are directly linked strategic initiatives intended to enhance shareholder long-term interests. These targets, individually or collectively, are designed to be challenging to motivate high business performance. We also believe that a significant portion of our executives’ total compensation should be equity-based, providing a strong alignment between the senior executive’s compensation and shareholders’ interests.

Following this integrated short/long-term incentive performance compensation philosophy, we utilize the following metrics under our performance incentive plans in 2014. After a review with our Board of Directors regarding the potential for competitive harm, we do not disclose in advance of payout the detailed quantitative financial performance targets for our annual and long-term incentive compensation plans. We have discussed with our shareholders, and determined to use, the qualitative and quantitative metrics used in our incentive compensation plans based on feedback we have received.

The metrics approved for our AIP are based on:

•

Adjusted earnings per share. In calculating the adjusted pretax earnings, items contained in the Company’s annual operating budget do not result in any adjustment. However, items such as any gain or loss resulting from changes in accounting principles, results from discontinued operations and certain limited other operating and non-operating expenses may be taken into account as adjustments to the extent that amounts related thereto were not included in the target for the Company’s operating plan as approved by the Board of Directors. We make these adjustments to account for factors that we believe are not within the control of

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COMPENSATION DISCUSSION AND ANALYSIS

management, are not representative of our management team’s performance under the operating plan and to promote incentives for management to make decisions that focus on the creation of long-term value rather than based on short-term bonus payments;

•

On-time customer service reliability for our main business segments. These are all objective, measurable goals that are set to meet or exceed challenging standards set forth by our customers in service level agreements (maintaining superior customer service is essential to differentiating AAWW from its competitors); and

•

Individual annual objectives for the NEOs. These are tied directly into the annual and long-term goals set in our annual operating budget and long-term strategic plan, including continuous improvement and cost savings, diversifying our business and enhancing our financial results.

For our long-term incentive awards, the Compensation Committee each year establishes the performance metrics for the following three-year award period. Our long-term incentive performance metrics relate to key Company long-term strategies and provide substantial payouts only upon achievement of exceptional performance. The metrics approved for long-term performance awards for 2014 were based on:

•

EBITDA growth — used for companies in industries like ours that require significant upfront financial investments. EBITDA is an appropriate measure of underlying profit potential and an indicator of operating cash flow.

•

ROIC — used because the Company’s strategic plan involves a significant investment program in its aircraft fleet, and the ability of the Company to manage its balance sheet to generate returns is an important measure to investors. Because investment in the fleet results in a lag between the time of certain aircraft pre-delivery deposits and delivery and revenue production from the assets deployed with that investment, the ROIC metric calculation excludes capital invested until the related assets are placed in service and earning a return for the Company.

At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company’s performance is in the bottom quintile of both EBITDA and ROIC metrics to 200% vesting if performance on both metrics is in the top quintile. Target vesting (100% of the award) is achieved if the Company’s performance is at the target level.

More detail on our AIP and LTIP, as well as more specifics relating to the awards granted in 2014 to our CEO and NEOs, is provided below.

Annual Performance-Based Cash Incentive Program

Annual cash incentive compensation awards to our executives are made under the AIP, which is part of the Company’s Incentive Plan (the Incentive Plan). Annual cash incentive awards under the AIP are intended to qualify as performance-based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of our executives is assigned a target bonus opportunity and a maximum bonus opportunity. For 2014, Mr. Flynn had a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of base salary; Messrs. Dietrich Kokas, Schwartz and Steen had a target bonus opportunity of 85% of annual base salary, with a maximum bonus opportunity of 170%.

Bonuses are payable based on the achievement of the EPS, customer service reliability and individual business objectives described below. The Company must generate a threshold level of adjusted EPS for any award to be payable under the plan as further described below. Based on instructions from the Compensation Committee and on the business plan reviewed by the Board, management and Towers Watson recommended an annual incentive plan for 2014 based on achievement of our EPS, service reliability, and individual performance objectives weighted for each executive as follows:

•	William Flynn: earnings per share (60%); customer service reliability (10%); individual performance objectives (20%)

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COMPENSATION DISCUSSION AND ANALYSIS

•	John Dietrich, Michael Steen, Adam Kokas, Spencer Schwartz: earnings per share (50%); customer service reliability (20%); individual performance objectives (30%)

After adding back the effect of loss on sale of aircraft, GSS restructuring, lease termination, unrealized currency losses on Brazilian customs claims and deposits, fees of outside advisors for certain litigation and transactional activities, executive severance expenses, a CRAF study, costs related to a collective bargaining grievances, and certain tax and strategic planning expenses, adjusted EPS was $4.99 per share. As described below, the Company exceeded the threshold adjusted EPS level for awards to be payable under the Plan for 2014 and all of the financial, customer service reliability and individual business objectives of our CEO and our other NEOs were achieved at 200%. Actual bonus amounts paid to Messrs. Flynn, Dietrich, Steen, Kokas and Schwartz under the AIP are included in the Summary Compensation Table for Fiscal 2014 under “Non-Equity Incentive Plan Compensation”.

EPS. One of the performance factors in the 2014 AIP was our adjusted earnings per share. For purposes of the AIP, the adjusted EPS performance range was (1) a threshold amount of $2.44 per share, (2) $3.05 per share for the target amount and (3) $3.35 per share representing maximum achievement. The adjusted earnings per share number was calculated based on 25.29 million shares outstanding, which was set at the beginning of the year, (to avoid any distortions due to share repurchases, which could otherwise result in a higher bonus payout based solely on such share repurchases). For 2014, EPS, using the pre-established shares outstanding, was $4.20 per share, which exceeded the Board’s forecast and maximum achievement levels, even before applying the adjustments required by the AIP. Accordingly, the Adjusted EPS metric was achieved at 200%.

Customer Service Reliability. In addition to adjusted EPS, the second objective performance metric that was used to determine 2014 annual cash bonus payments was our on-time customer service reliability for our main businesses. Our 2014 customer service quality goals are all objective, measurable goals that are set to meet or exceed challenging standards set forth in our customer service agreements. In 2014, we exceeded our customer service reliability levels, resulting in 200% performance attributable to this objective performance metric.

The customer service reliability portion of our AIP is an objective on-time calculation. It is comprised of specific challenging, objective, measurable customer service on-time reliability goals set forth in our written customer contracts.

Customer Service Offering	2014 Result

ACMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

CMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

AMC/Military	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

2014 Individual Performance Objectives. Individual annual objectives for the NEOs are reviewed with and approved by the Compensation Committee each year, typically when the Company’s operating plan is being approved by the Board of Directors. These performance objectives tie into our annual business plan and our long-term strategic plan, including continuous improvement and cost savings, diversifying our business and enhancing our financial results.

Set forth below are the primary objectives and achievements for each of our NEOs during 2014. All of our NEOs met or exceeded the maximum achievement on their individual objectives (the third AIP performance metric), resulting in a 200% performance factor. This metric was weighted at 20% for our CEO and 30% for all other Named Executive Officers for 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

William J. Flynn — President and Chief Executive Officer:

✓	Enhance Stakeholder Value

-	Closed three B777F Titan financings at exceptional advance rates and very attractive financing costs

-	Developed and implemented a project plan for the addition of four more 767-200 aircraft for DHL’s domestic operations

-	Executed on a number of other significant aircraft related transactions that are expected to make significant contributions to future earnings and to generate very favorable rates of return

-	Generated a significant 2014 income tax benefit, plus a recurring annual income tax benefit from expansion of extraterritorial income (ETI) tax planning, among other things

-	Opportunistically repurchased stock by timely executing an open-market repurchase program that helped stabilize AAWW’s 2014 stock performance

✓	Drive Dry Leasing Growth Strategy

-	Expanded Titan’s portfolio by successfully acquiring three B777F aircraft and significantly increasing the portfolio’s value

-	Substantially increased Titan revenue and profits year over year

✓	Commercial Development

-	Successfully strengthened, grew and developed customer relationships and opportunities by leveraging the Company’s positive market position and financial strength

-	Developed creative and innovative business cases that will attract customer interest in asset placements/commitments

-	Analyzed and pursued select business opportunities of potential strategic and financial importance to the Company

John W. Dietrich — Executive Vice President and Chief Operating Officer:

✓	Continuous Improvement and Strategic Growth Initiatives

-	Successfully executed on the comprehensive and structured Company-wide Continuous Improvement program with achieved savings and productivity improvements substantially in excess of targets

-	Supported all Titan and other business opportunities, including charter growth opportunities, as well as initiatives set forth in the Company’s long-term strategic plan

✓	Manage Department of Defense (“DOD”) Strategy and Maximize Opportunities

-	Proactively managed DOD strategy, teaming arrangements and entitlements

-	Continue to develop relationships at DOD to maximize revenue in a very challenging market

✓	Labor Relations

-	Played an integral role in helping maintain positive labor relations with union leadership at both the local and international levels

Michael Steen — Executive Vice President and Chief Commercial Officer:

✓	Drive Titan Growth Strategy

-	Successfully expanded Titan’s portfolio by acquiring three B777F aircraft and significantly increasing the portfolio’s value

-	Increased Titan revenue and profits on a year-over-year basis

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COMPENSATION DISCUSSION AND ANALYSIS

-	Placed a B757-200F on a new lease with DHL Express and negotiated the extension of the lease of a 737-400F with China Postal

✓	Commercial Development

-	Strengthened the Company’s customer relationships across all business segments and in all global regions

-	Successfully grew several customer relationships by delivering added-value services and creating new customer solutions

-	Continued to expand the Company’s CMI footprint by adding four additional B767-200F aircraft with DHL Express

✓	Continuous Improvement

-	Actively managed Atlas Air’s overall fleet strategy and drove improved utilization of the 747-400F fleet

-	Defended and improved margin quality in Commercial Charter and South America business

-	Successfully oversaw Continuous Improvement initiatives and delivered results that exceeded targets

Spencer Schwartz — Executive Vice President and Chief Financial Officer:

✓	Enhance Stakeholder Value

-	Closed three B777F Titan financings at exceptional advance rates and very attractive financing costs

-	Generated a significant 2014 income tax benefit, plus a recurring annual income tax benefit from expansion of extraterritorial income (ETI) tax planning

-	Opportunistically repurchased stock by timely executing an open market repurchase program that helped stabilize AAWW’s 2014 stock performance

-	Reduced normalized effective income tax rate significantly on a long-term sustainable basis from successful implementation of dry-lease tax strategy

-	Developed and presented numerous financing alternatives, along with analyzing and pursuing select business opportunities of potential strategic and financial importance to the Company

✓	Continuous Improvement Savings

-	Successfully executed on the comprehensive and structured Company-wide Continuous Improvement program with achieved savings and productivity improvements substantially in excess of targets

-	Supported all Titan and other business opportunities, as well as initiatives set forth in the Company’s long-term strategic plan

-	Successfully identified additional opportunities for longer-term benefit and implementation

-	Information Technology operationally delivered on numerous projects and service requests and completed many significant automation projects

✓	Advance Business Resiliency

-	Successfully developed and implemented a backup recovery data center

-	Tested all business processes at the off-site recovery space

-	Conducted tabletop Business Recovery Plan exercises with every department

-	Identified potential Hong Kong regional office recovery site to further develop and enhance the Company’s business resiliency plan

Adam R. Kokas — Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary:

✓	Titan Strategy, Commercial Development and Enhance Stakeholder Value

-	Successfully expanded Titan’s portfolio, closing on the acquisition and financing at exceptional advance rates and very attractive financing costs of three B777F aircraft on lease

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COMPENSATION DISCUSSION AND ANALYSIS

-	Supported a wide variety of ACMI and charter transactions

-	Supported all Titan and other business opportunities, as well as initiatives set forth in the Company’s long-term strategic plan

-	Drafted and helped negotiate transaction with DHL to add two B747-8F aircraft, replacing two B747-400F aircraft, and to add an incremental B747 aircraft

-	Drafted and negotiated transaction with DHL to expand the B747 fleet from nine to 12, including an additional 747-8F aircraft

-	Provided timely and comprehensive legal, regulatory, transactional and business support for numerous other specific transactions furthering the Company’s growth initiatives

✓	Compliance

-

Conducted a comprehensive anti-corruption and FCPA risk assessment, including performing a comprehensive review of existing compliance policies and procedures and implementing best practice recommendations

-	Continued to deploy and monitor enhanced compliance training for ground staff, pilots, flight attendants and our Board of Directors, along with third party vendors

✓	Continuous Improvement Initiatives

-	Successfully executed on the comprehensive and structured Company-wide Continuous Improvement program with achieved savings and productivity improvements substantially in excess of targets

-	Prepared and refined certain outside vendor guidelines to improve the management of and reduce overall outside vendor spend

Long-Term Incentive Compensation

Under our Long-Term Incentive Plan, the Compensation Committee is authorized to grant to participants a variety of long-term incentives, including shares of common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance cash incentives. In granting these awards, the Compensation Committee is authorized to establish any conditions or restrictions, consistent with the Long-Term Incentive Plan, it deems appropriate.

During 2014, the Compensation Committee made long-term incentive grants to our NEOs in the form of performance share units, performance-based cash awards, and time-based restricted stock units, as set forth in the Grants of Plan Based Awards table appearing below. To provide incentives to achieve the Company’s aggressive long-term operating plan, the Committee elected to maintain performance award opportunity levels at the same level as those employed in 2013.

2014 Long-Term Incentive Awards

The total long-term incentive grant in a given year is based on a multiple calculated as a percentage of base salary. For the CEO, the multiple is based on his actual base salary and for the other NEOs and other executives, the multiple is based on an average base salary for all executives at a particular level (either Executive Vice President, Senior Vice President or Vice President). The multiple is converted into an aggregate LTI plan award opportunity, and for 2014 awards, assumed a $35.00 stock price, which was representative of the market price when Towers Watson prepared its report to the Compensation Committee and the average closing price for the 30 trading days ending on January 31, 2014.

For 2014, the award was granted in the form of three-year performance shares units (25%) and performance cash awards (25%), as well as time (four-year) vesting restricted stock units (50%), all as more fully described below. Assuming achievement at maximum performance opportunity, the performance share units and performance cash units together represent two-thirds of the value of the award grant.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance share units, or PSUs, are paid in AAWW common shares on vesting. Key characteristics of the PSUs are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset objective financial targets measured as compared to peer companies

•	Subject to the following financial metrics for the 2014 grant: earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth and return on invested capital (“ROIC”)

•

The grant date value is reported on the Summary Compensation Table, but actual value (if any) will not be realized by the NEOs until the three-year period ends and then only if the awards meet applicable performance criteria

Performance cash awards are paid at the end of a three-year performance period. Key characteristics of the performance cash awards are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset comparative financial targets

•	Subject to the following financial metrics for the 2014 grant: EBITDA growth and ROIC

•

Pursuant to SEC rules, cash compensation subject to future performance is not reported until it is actually paid, which would not be before 2017 following completion of the 2014-2016 three-year performance period. As such, this value is not reported on the 2014 Summary Compensation Table.

Payout of 2012-2014 LTI Award. In the first quarter of 2015, the Committee reviewed AAWW’s performance over the three-year performance period ended December 31, 2014 for grants made in 2012. The performance metrics for these awards were set in 2012 and were EBT growth and ROIC relative to a peer group consisting of 21 companies’ whose primary lines of business were in the transportation, logistics and outsourced transportation service industries1. Based on that review and consistent with the pay for performance structure of our long-term incentive plan, the Committee determined that AAWW’s performance relative to the peer companies placed it within the fifth quintile for EBT Growth and the Target quintile for ROIC, resulting in stock payouts at 50% of target as shown in the matrix below. The below-target payout under the 2012-2104 award grants reflects the strong link between our incentive compensation metrics and actual company performance.

Performance Relative to Comparator Group[1]: EBT Growth	Performance Relative to Comparator Group: ROIC
	Fifth Quintile	Fourth Quintile	Target Quintile	Second Quintile	First Quintile
Fifth Quintile	0%	0%	50%	75%	100%
Fourth Quintile	0%	50%	75%	100%	135%
Target Quintile	50%	75%	100%	135%	150%
Second Quintile	75%	100%	135%	150%	175%
First Quintile	100%	135%	150%	175%	200%

Restricted Stock Units

Restricted stock units, or RSUs, are paid in AAWW common shares and have the following key characteristics:

•	Vests annually over a four-year period

•	Aligns economic interests of management with long-term shareholders

RSUs are designed to attract and retain executives by providing them with (1) stock ownership during the four-year vesting period, and (2) strong incentive to remain with the Company until at least the four-year vesting period ends.

[1]	Comparator group for 2012 awards comprised of: Aercap Holdings, Aircastle Limited, Air Transport Services Group, Alexander & Baldwin, Inc., Arkansas Best Corporation, Bristow Group, CSX Corporation, Delta Airlines, GATX, Genesee & Wyoming Inc., Horizon Lines, J.B. Hunt, JetBlue, Kansas City Southern, Norfolk Southern, RailAmerica, Ryder Systems, Inc., SkyWest Airlines, Southwest Airlines, TAL Corporation and Tidewater Inc.

32  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

Other Benefits and Limited Perquisites

We provide our executives with common benefits, such as health insurance (including certain limited retiree health benefits), severance benefits commensurate with position, 401(k) plan participation and a supplemental executive retirement program. The Compensation Committee believes that perquisites should be limited and not broad-based. Such perquisites are limited principally to an annual physical examination, financial counseling and limited travel-related benefits, including tax reimbursement payments related thereto. Details concerning these perquisites can be found in the footnotes to the “Summary Compensation Table for Fiscal 2014” below.

Retirement Plans

In addition to the Company’s 401(k) plan, the Company maintains a supplemental executive retirement plan for employees holding the title of Executive Vice President or higher. This plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the supplemental executive retirement plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

Policies Regarding Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for the NEOs and other members of management and promote increases in stockholder value, the Board monitors compliance with Stock Ownership Guidelines (the “Guidelines”) covering all Board members, NEOs and other executives. Such guidelines include both stock ownership and recommended stock holding periods as described below. The Guidelines require executives to achieve certain levels of share ownership over a five-year period based on the lesser of a percentage of annual base salary or a fixed number of shares. The target ownership requirements for the Board Members and the NEOs are the lesser of: (1) 4x annual retainer and fees or 5,000 shares for nonindependent directors, (2) 4x base salary or 50,000 shares for the CEO, and (3) 3x base salary or 20,000 shares for executive vice presidents.

All of our Board Members and NEOs are in full compliance with the requisite Common Stock ownership levels set forth in the Guidelines.

If an individual covered by the Guidelines has not attained the requisite level of share ownership upon a vesting event or exercise of a stock option or otherwise receives stock as compensation from the Company, it is recommended that he or she retain the lesser of (i) a number of shares equal to 50% of the net value of shares acquired or vested (after deducting the exercise price and withholding taxes) or (ii) a number of shares necessary to reach the applicable stock ownership guidelines amount for such covered person.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest-paid executive officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). The Company intended to implement compensation arrangements that qualify as tax-deductible performance-based compensation under the Long-Term Incentive Plan; provided, however, that such intended implementation should not be viewed as a guaranty that the Company will be able to deduct all such compensation. The Compensation Committee reserves the right in its discretion to make payments or grant awards that do not qualify for tax deductibility under Section 162(m).

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  33

COMPENSATION DISCUSSION AND ANALYSIS

Equity Grant Practices

The Compensation Committee generally grants equity awards in February of each year. The Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material nonpublic information. We have never backdated, re-priced or spring-loaded any of our equity awards.

Clawback Policy

In 2014, we adopted a compensation clawback policy to enhance the alignment of our compensation program features with best practices and consistent with feedback received from our shareholders. Our clawback policy permits us to seek to recover certain amounts of annual cash incentive compensation awarded to any executive officers on or after February 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct and if the executive officer engaged in improper conduct after February 2014 that contributed to higher amount of cash incentive compensation received.

Letter to the Shareholders from the Board of Directors

In managing the Company, our entire Board of Directors seeks to achieve long-term, sustainable performance and create value through the right strategies, prudent risk management, effective corporate governance practices and compensation programs and well-functioning talent and succession planning. Please see the Letter to the Shareholders from the Board of Directors appearing at the beginning of this Proxy Statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol B. Hallett, Chair James S. Gilmore Frederick McCorkle

34  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

SUMMARY COMPENSATION TABLE

Compensation of Named Executive Officers

Summary Compensation Table for Fiscal 2014

As described in the Compensation Discussion and Analysis “Overview” section of this Proxy Statement, based on our extensive shareholder outreach, we have made numerous changes to our compensation programs, while maintaining our pay for performance philosophy and ensuring that these programs do not promote excessive risk taking. Please read the Compensation Discussion and Analysis “Overview” appearing on pages 19-24 of this Proxy Statement, along with the remainder of the Compensation Discussion and Analysis section on pages 25-34 and the material presented below.

The following table provides information concerning compensation for our Named Executive Officers during fiscal year 2014:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2014	1,035,040	—	2,667,230	—	2,070,000	139,667	5,911,937
President and Chief	2013	1,035,040	—	3,865,788	—	828,000	136,817	5,865,645
Executive Officer	2012	978,788	—	4,305,096	—	1,364,424	257,818	6,906,126
John W. Dietrich	2014	665,026	—	1,374,905	—	1,130,500	113,602	3,284,033
Chief Operating Officer	2013	632,524	—	1,590,060	—	780,284	90,076	3,092,944
	2012	622,211	—	2,040,602	—	746,007	137,363	3,546,183
Michael T. Steen	2014	580,022	—	1,374,905	—	986,000	98,521	3,039,448
Chief Commercial	2013	550,021	—	1,590,060	—	678,508	83,112	2,901,701
Officer	2012	543,771	—	2,040,602	—	651,717	106,146	3,342,236
Spencer Schwartz	2014	525,020	—	1,374,905	—	892,500	88,379	2,880,804
Chief Financial Officer	2013	425,016	—	1,013,096	—	462,619	76,031	1,976,762
	2012	421,891	—	1,300,253	—	444,353	78,886	2,245,384
Adam R. Kokas	2014	537,021	—	1,374,905	—	912,900	92,387	2,917,213
General Counsel and Chief	2013	488,769	—	1,013,096	—	532,012	75,094	2,108,971
Human Resources Officer	2012	480,800	—	1,300,253	—	511,006	100,205	2,392,264

Summary Compensation Table Notes

Column (a) — Named Executive Officers

The Named Executive Officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2014. Mr. Steen was named Executive Vice President and Chief Commercial Officer in November 2010. Mr. Schwartz was named Senior Vice President and Chief Financial Officer in June 2010 and was elected an Executive Vice President as of January 1, 2014. Mr. Kokas was named Senior Vice President, General Counsel and Secretary in October 2006. He was named Chief Human Resources Officer in November 2007. Mr. Kokas was elected an Executive Vice President as of January 1, 2014. Mr. Dietrich became Executive Vice President and Chief Operating Officer in September 2006.

Column (c) — Salary

Mr. Flynn did not receive a salary increase in 2014. Mr. Flynn’s last salary increase occurred three years ago in April 2012. Salary shown for 2013 and 2014 reflects the full-year effect of this April 2012 increase.

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SUMMARY COMPENSATION TABLE

Columns (e) and (f) — Stock Awards and Stock Options

Stock awards for 2014 reflect amounts covering grants of (i) time-based restricted stock units vesting over four years and (ii) performance share units (awarded at target) for the three-year performance period ending December 31, 2016. Performance share units are paid at a rate ranging from 0% to 200%, depending on AAWW’s EBITDA growth and ROIC performance relative to internal targets over such three-year performance period. Assuming that the performance share units are paid at the maximum level, the aggregate dollar amounts of restricted stock unit and performance share unit awards for 2014 (based on the closing price of our Common Stock on the date of grant) would be $3,556,306 for Mr. Flynn and $1,833,217 for each of the other Named Executive Officers.

Column (g) — Non-Equity Incentive Plan Compensation

Reflects cash payments made under the AIP.

Column (i) — All Other Compensation

“All Other Compensation” includes Company matching contributions under our 401(k) plan. For 2013 and 2014, these amounts totaled $11,500 for Mr. Flynn and Mr. Dietrich and $8,750 for each of the other Named Executive Officers.

We provide a limited number of perquisites and other personal benefits to our senior executives. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and philosophy and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation. For 2014, these personal benefits included financial counseling fees and limited travel-related expenses. Reimbursement of taxes owed for these benefits for 2014 totaled $20,608 for Mr. Flynn, $17,675 for Mr. Dietrich, $16,352 for Mr. Steen, $17,960 for Mr. Schwartz and $17,988 for Mr. Kokas. These amounts are included in the “All Other Compensation” column.

The Company’s 401(k) Restoration and Voluntary Deferral Plan (“SERP”) is for employees holding the title of Executive Vice President or higher. The SERP is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the SERP, a participant is eligible to make elective deferrals and receive an employer contribution equal to 5% of eligible compensation in excess of the limit described in Section 401(a)(17) of the Code. Employer contributions are subject to a vesting requirement during the first three years of eligibility for the SERP. Deferrals and employer contributions are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service, or (iii) a change in control of the Company. The amount of employer contributions made under the SERP to each of our Named Executive Officers during 2014 totaled $84,402 for Mr. Flynn, $63,515 for Mr. Dietrich, $54,177 for Mr. Steen, $40,632 for Mr. Schwartz and $44,702 for Mr. Kokas. These amounts are included in the “All Other Compensation” column. See “Nonqualified Deferred Compensation” below for additional information about the SERP.

The “All Other Compensation” column also includes de minimis amounts for group term life insurance and long-term disability insurance.

36  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

PLAN-BASED AWARDS MADE DURING 2014

Grants of Plan-Based Awards During Fiscal 2014

The grants in the following table were made pursuant to (i) our Incentive Plan and related award agreements and (ii) our AIP, all of which are described in more detail in the section headed “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
William J. Flynn
AIP(1)		776,250	1,035,000	2,070,000	—	—	—	—	—	—	—
LTIP(2)	2/21/14	—	970,313	1,940,626	—	—	—	—	—	—	—
LTIP	2/21/14	—	—	—	—	27,723	55,446	—	—	—	889,077
Stock Awards	2/21/14	—	—	—	—	—	—	55,446	—	—	1,778,153
John W. Dietrich
AIP(1)		423,938	565,250	1,130,500	—	—	—	—	—	—	—
LTIP(2)	2/21/14	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/21/14	—	—	—	—	14,291	28,582	—	—	—	458,312
Stock Awards	2/21/14	—	—	—	—	—	—	28,581	—	—	916,593
Michael T. Steen
AIP(1)		369,750	493,000	986,000	—	—	—	—	—	—	—
LTIP(2)	2/21/14	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/21/14	—	—	—	—	14,291	28,582	—	—	—	458,312
Stock Awards	2/21/14	—	—	—	—	—	—	28,581	—	—	916,593
Spencer Schwartz
AIP(1)		334,688	446,250	892,500	—	—	—	—	—	—	—
LTIP(2)	2/21/14	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/21/14	—	—	—	—	14,291	28,582	—	—	—	458,312
Stock Awards	2/21/14	—	—	—	—	—	—	28,581	—	—	916,593
Adam R. Kokas
AIP(1)		342,338	456,450	912,900	—	—	—	—	—	—	—
LTIP(2)	2/21/14	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/21/14	—	—	—	—	14,291	28,582	—	—	—	458,312
Stock Awards	2/21/14	—		—	—	—	—	28,581	—	—	916,593
(1)	Represents the range of potential cash payouts under the AIP.

(2)

Represents the grant (under the Incentive Plan) of performance-based long-term cash awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2014 and ending December 31, 2016 are achieved.

(3)

Represents the grant (under the Incentive Plan) of performance-based long-term stock awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2014 and ending December 31, 2016 are achieved.

(4) Represents award of time-based restricted stock units that vest ratably over a four-year period.

(5)	The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the particular award.

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  37

OUTSTANDING EQUITY AWARDS AT YEAR END 2014

Outstanding Equity Awards at Fiscal Year-End 2014

The table below shows outstanding equity awards for our Named Executive Officers as of December 31, 2014. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2014, which was $49.30 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
William J. Flynn	30,200	(1)	—	—	58.34	6/22/16	7,727	(4)	380,941	—		—
	16,827	(2)	—	—	50.00	6/22/16	16,380	(5)	807,534	32,760	(6)	1,615,068
	—		—	—	—	—	5,904	(7)	291,067	11,808	(8)	582,134
	—		—	—	—	—	40,969	(10)	2,019,772	27,313	(9)	1,346,531
John W. Dietrich	—		—	—	—	—	55,446	(12)	2,733,488	27,723	(11)	1,366,744
	—		—	—	—	—	2,997	(4)	147,752	—		—
	—		—	—	—	—	10,110	(5)	498,423	20,220	(6)	996,846
	—		—	—	—	—	16,851	(10)	830,754	11,234	(9)	553,836
Michael T. Steen	—		—	—	—	—	28,581	(12)	1,409,043	14,291	(11)	704,546
	—		—	—	—	—	2,997	(4)	147,752	—		—
	—		—	—	—	—	10,110	(5)	498,423	20,220	(6)	996,846
	—		—	—	—	—	16,851	(10)	830,754	11,234	(9)	553,836
	—		—	—	—	—	28,581	(12)	1,409,043	14,291	(11)	704,546
Spencer Schwartz	—		—	—	—	—	1,879	(4)	92,635	—		—
	—		—	—	—	—	6,442	(5)	317,591	12,884	(6)	635,181
	—		—	—	—	—	10,737	(10)	529,334	7,158	(9)	352,889
	—		—	—	—	—	28,581	(12)	1,409,043	14,291	(11)	704,546
Adam R. Kokas	6,646	(3)	—	—	45.14	10/9/16	1,879	(4)	92,635	—		—
	—		—	—	—	—	6,442	(5)	317,591	12,884	(6)	635,181
	—		—	—	—	—	10,737	(10)	529,334	7,158	(9)	352,889
	—		—	—	—	—	28,581	(12)	1,409,043	14,291	(11)	704,546
(1)	Stock options granted on June 22, 2006, which are now fully vested.

(2)	Stock options granted on May 23, 2007, which are now fully vested.

(3)	Stock options granted on October 9, 2006, which are now fully vested.

(4)	Restricted share units awarded on February 11, 2011 vest 25% ratably on each of February 11, 2012, 2013, 2014 and 2015, with full vesting upon a change in control of the Company.

(5)	Restricted share units awarded on February 14, 2012 vest 25% ratably on each of February 14, 2013, 2014, 2015 and 2016, with full vesting upon a change in control of the Company.

(6)	Performance share units awarded on February 14, 2012 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2014.

(7)	Restricted share units awarded on June 1, 2012 vest 25% ratably on each of June 1, 2013, 2014, 2015 and 2016, with full vesting upon a change in control of the Company.

(8)	Performance share units awarded on June 1, 2012 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2014.

38  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

OPTION EXERCISES/STOCK VESTED DURING 2014; NONQUALIFIED DEFERRED COMPENSATION

(9)	Performance share units awarded on February 25, 2013 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2015.

(10)	Restricted share units awarded on February 25, 2013 vest 25% ratably on each of February 25, 2014, 2015, 2016 and 2017, with full vesting upon a change in control of the Company.

(11)	Performance share units awarded on February 21, 2014 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2016.

(12)	Restricted share units awarded on February 21, 2014 vest 25% ratably on each of February 21, 2015, 2016, 2017 and 2018, with full vesting upon a change in control of the Company.

Option Exercises and Stock Vested During Fiscal 2014

The following table provides information relating to stock option activity, as well as stock vesting during fiscal 2014, for each of our Named Executive Officers:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)(#)	Value Realized on Exercise (c)($)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)
William J. Flynn	—	—	73,616	2,498,572
John W. Dietrich	—	—	29,792	1,006,248
Michael T. Steen	—	—	28,200	954,779
Spencer Schwartz	—	—	18,741	641,341
Adam R. Kokas	—	—	18,740	632,861

Nonqualified Deferred Compensation

As indicated above, the Company maintains the SERP for employees holding the title of Executive Vice President or higher to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the SERP, a participant is eligible to make elective deferrals and to receive an employer credit equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

The table below sets forth the amount of employer contributions made under the SERP to each of our Named Executive Officers during 2014. Each Executive Officer is 100% vested in his aggregate account balance.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($) (1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)(2)
William J. Flynn	—	84,402	13,583	—	515,939
John W. Dietrich	—	63,515	6,883	—	282,189
Michael T. Steen	—	54,177	5,388	—	225,348
Spencer Schwartz	—	40,632	3,411	—	148,990
Adam R. Kokas	—	44,702	4,457	—	186,310
(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such named Executive Officer in the Summary Compensation Table.

(2)

Exclusive of amounts reported in column c, none of the amounts reported in this column for each Named Executive Officer have been reflected as compensation to such named Executive Officer in the Summary Compensation Table.

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  39

EMPLOYMENT AGREEMENTS

Employment Agreements

William J. Flynn.    Pursuant to Mr. Flynn’s employment agreement, he receives a base annual salary at a rate that is reviewed at least annually and may be adjusted from time to time by our Compensation Committee. If Mr. Flynn is terminated by the Company for cause, or if he resigns, he is entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), he is entitled to (i) an amount equal to two times his then-current annual base salary (one-third of which is payable on the first day of the seventh month following termination of employment (the “Lump-Sum Payment Date”), with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas Air, Inc. (“Atlas”) on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits are payable in the event of Mr. Flynn’s permanent disability (as defined) or his death. If, within 12 months immediately following a change of control (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), Mr. Flynn’s employment is terminated not for cause or if he resigns for good reason, Mr. Flynn is entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which is payable on the Lump-Sum Payment Date, with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for 18 months thereafter). Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Flynn for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas. Mr. Flynn’s employment agreement was entered into on April 21, 2006 and became effective on June 22, 2006. It was initially amended at year-end 2008 and further amended in 2011.

John W. Dietrich.    Pursuant to Mr. Dietrich’s employment agreement, he receives an annual base salary at a rate that is reviewed and adjusted from time to time by our Compensation Committee. Under the agreement, if Mr. Dietrich is terminated by the Company for cause, or if he resigns for other than good reason, he is entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich’s employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he is entitled to an amount equal to two times his then current annual base salary, payable in a single lump sum on the Lump-Sum Payment Date, which amount increases to three times his then current annual base salary if his employment is terminated or he resigns for good reason within 12 months immediately following a change of control. Substantially equivalent compensation and benefits are payable in the event of Mr. Dietrich’s permanent disability (as defined) or his death. Mr. Dietrich would also be entitled to (i) any accrued but unused vacation pay; (ii) all vested rights and benefits pursuant to our Company plans and programs; (iii) relocation benefits back to the Chicago, IL area; (iv) health and welfare benefits coverage for 12 months (provided such coverage will cease if Mr. Dietrich receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Dietrich for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Dietrich would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

40  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Mr. Dietrich’s employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give non-legal advice to, certain of our major competitors. Mr. Dietrich’s employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011.

Potential Payments Upon Termination or Change of Control

Based on our extensive shareholder outreach and related feedback, beginning in 2014, equity and other long-term incentive awards under our Incentive Plan are subject to “double trigger” agreements that require a change of control to be accompanied by a qualifying termination of employment in order for any such award to vest and to be paid.

We have several plans that govern payments to our Named Executive Officers in the event of a change of control of the Company, a change in the Named Executive Officer’s responsibilities, or a termination of any Named Executive Officer. Each of our AIPs for Senior Executives, the Long-Term Incentive Plan (as amended), the 2004 Long-Term Incentive and Share Award Plan (the “2004 LTIP”) (or the related equity agreements) and long-term incentive plans and awards includes provisions regarding payments to the Named Executive Officers upon termination of employment or a change of control of the Company. In addition, as detailed above, we have entered into employment agreements with Mr. Flynn and Mr. Dietrich that contain provisions regarding such payments. These employment agreements, as currently in effect, are summarized in the section headed “Employment Agreements” appearing above. Lastly, our Benefits Program for Executive Vice Presidents and Senior Vice Presidents (the “Benefits Program”) includes provisions for payments upon termination of employment or a change in control to the extent these items are not covered by an employment agreement or otherwise.

Payments Upon Termination of Employment

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program pursuant to which they are entitled to accrued but unpaid base salary as of the date of termination in the event of a termination of employment for cause (as defined) or resignation. Payments due to Mr. Flynn and Mr. Dietrich upon termination by the Company, other than for cause or upon resignation for good reason, are described under the section headed “Employment Agreements” above. If Mr. Steen, Mr. Schwartz or Mr. Kokas is terminated by the Company without cause (as defined) or if either resigns for good reason (as defined), the affected executive will be entitled to (i) 24 months base salary (payable in accordance with the Company’s normal pay schedule) and (ii) health and welfare benefits coverage for 12 months (provided that such coverage will cease if comparable coverage is obtained as a result of subsequent employment) under the Benefits Program. In addition, the affected executive would also be entitled to receive a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by AAWW on the last day of such year (assuming for such purpose that 50% of any individual business objectives had been achieved) or (b) his target bonus percentage.

Long-term incentive performance awards granted under the Long-Term Incentive Plan provide that, in the event of a termination of employment by the Company for a reason other than cause during the three-year performance period of the awards, a pro rata portion of the award will vest, although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Payments Upon Death or Disability

Benefits payable in the event of Mr. Flynn’s or Mr. Dietrich’s permanent disability (as defined) or death are described under “Employment and Other Agreements” above. Benefits payable in the event of Mr. Steen’s, Mr. Schwartz’s or Mr. Kokas’ death or permanent disability (as defined) are governed by the Benefits Program. Upon the death of the executive while severance payments are being made, his personal representatives will be entitled to the unpaid severance payments described above, and his spouse and covered dependents, if any, shall be entitled to the health and welfare benefits coverage also described above. If the executive’s employment is

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PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

terminated as a result of permanent disability, the affected executive would receive (i) all accrued but unpaid base salary as of the date of termination, (ii) health and welfare benefits coverage for 12 months, and (iii) an additional cash amount equal to 24 months of monthly base salary (payable in accordance with the Company’s normal pay schedule).

Long-term incentive performance awards granted under the Incentive Plan provide that, in the event of a termination of employment as a result of death or disability during the three-year performance period of the awards, a pro rata portion of the award will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period. Restricted stock unit awards vest in full in the event of the employee’s death or disability.

Payments Upon a Change of Control (Without Termination of Employment)

Annual Incentive Program

In the event of a change in control of the Company during the plan year, annual incentive awards made under our Annual Incentive Program for Senior Executives will be determined and paid based on the assumption that the performance metrics have been achieved at the level of target for the plan year in which the change of control takes place; provided, that, if upon completion of the plan year it is determined that the financial metric was achieved at a level higher than target, awards are adjusted upward to reflect actual performance. If a participant’s employment with the Company terminates prior to the change in control, the participant forfeits the award, unless the termination is due to death, disability, normal retirement under a retirement program of the Company, by the Company without cause, or by the participant for good reason. A change of control is deemed to occur under the Program when another party (acting alone or with affiliates) beneficially owns 40% or more of our issued and outstanding voting stock.

2007 Incentive Plan (as amended)

All agreements in respect of awards made under the Incentive Plan provide for full and immediate vesting in the event of a change in control of the Company. All long-term incentive performance awards would vest immediately and would be paid out at the maximum rate.

Beginning in 2014, equity and other long-term incentive awards under the Incentive Plan are subject to “double trigger” agreements that require a change in control to be accompanied by a qualifying termination of employment in order for any such award to vest and to be paid.

2004 Long-Term Incentive and Share Award Plan

Limited long-term incentive awards remain outstanding under our 2004 LTIP. The 2004 LTIP, which applies to grants of equity made prior to the adoption of the 2007 Incentive Plan, which we refer to as the Long-Term Incentive Plan, includes change of control provisions that are triggered by a merger or consolidation, the sale of a majority of our assets, or shareholders approving a plan of complete liquidation. If one of these change of control events occurs, it would result in the following under the 2004 LTIP:

•	All stock options become fully vested and exercisable;

•	All restrictions and other conditions on any restricted stock, units, performance shares or other awards lapse, and such awards become free of all restrictions and fully vested;

•

All outstanding options, restricted shares and other share based awards will be cashed out for the per share price paid to holders of Common Stock in connection with the change of control (or, if no consideration is paid, the fair market value of the stock immediately prior to the change of control), except for incentive stock options, which will be cashed out based on the transactions reported for the date of the change of control; and

•

Subject to Compensation Committee discretion, any awards of performance shares or units or other awards relating to a period in which the change of control occurs become immediately payable in cash, to be paid pro rata based on achievement of the maximum performance targets.

42  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Payments Upon a Change of Control and Termination of Employment

As summarized below, we have agreements with certain of our Named Executive Officers, which provide for severance benefits in the event of certain terminations of employment following a change of control and execution of a release. These benefits are summarized below. The change of control provisions of the employment agreements with certain of our Named Executive Officers are “double-trigger” agreements. Mr. Flynn’s agreement provides that if, within 12 months immediately following a change of control, his employment is terminated (other than for cause) or he resigns for “good reason” (as defined below), then Mr. Flynn would receive the following benefits: (i) a cash payment equal to three times his then-current annual base salary; (ii) vesting of all rights under benefit plans and programs; and (iii) health and welfare benefits coverage for 12 months. Mr. Dietrich’s agreement provides that if, within 12 months immediately following a change of control, the Company terminates his employment (other than for cause) or he resigns for “good reason”, then Mr. Dietrich would receive: (i) the payment of an amount equal to three times his annual base salary; (ii) relocation expenses back to Chicago, IL; and (iii) health and welfare benefits coverage for 12 months. If, within six months following termination of employment by AAWW for reasons other than cause or by the affected executive for good reason, a change of control occurs, then the affected executive would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Under the employment agreements with Mr. Flynn and with Mr. Dietrich and under the Benefits Program, a change of control of AAWW means a “change in control” as defined in Section 409A of the Code and in the regulations promulgated thereunder. Under current regulations, a change of control is deemed to occur upon (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock; (ii) the acquisition by any person or group, during any 12-month period of ownership, of stock possessing 30% or more of the total voting power of the Company; (iii) the replacement of a majority of the membership of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s then Board of Directors; or (iv) the acquisition by a person or group during any 12-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company.

Severance payments upon termination of employment following a change of control in respect of Messrs. Steen, Schwartz and Kokas are governed by the Benefits Program. Like the employment agreements described above, the change of control provisions set forth in the Benefits Program are “double-trigger” in nature. If, within 12 months following a change of control, the executive’s employment is terminated without cause or he resigns for good reason, then the affected executive is entitled to an amount equal to three times annual base salary. Continued coverage under AAWW’s health and welfare plans would be available for a 12-month period from the date of termination. Moreover, if, within six months following termination of employment by AAWW for reasons other than cause or by Messrs. Steen, Schwartz or Kokas for good reason, a change of control occurs, then, in addition to the payment described above, the affected executives would be entitled to an amount equal to 12 months of his then current monthly base salary.

The term “cause” as used in the employment agreements and the Benefits Program includes (i) any act of material dishonesty, (ii) failure to comply with the material obligations set out in the applicable agreement within a specified period of time, (iii) a material violation of the Company’s corporate policies, or (iv) the conviction or plea of “no contest” to any misdemeanor of moral turpitude or any felony.

The term “good reason” means, for Mr. Flynn (i) a reduction in compensation, (ii) a material reduction in title or job responsibilities (including any reduction following a change of control), or (iii) a requirement to relocate the executive’s primary residence. For Mr. Dietrich, it includes (i) a reduction in base salary or bonus eligibility, or (ii) reduction in job title or responsibilities. For Messrs. Steen, Schwartz and Kokas, it includes (i) a reduction in base salary, (ii) ceasing to hold the title of Executive Vice President, other than through promotion or through reassignment to another job title of comparable responsibility or (iii) any reduction in job responsibilities that diminishes the opportunity to earn the same annual incentive bonus for which he was previously eligible. Set forth below is the amount of compensation that Messrs. Flynn, Dietrich, Steen, Schwartz and Kokas would receive in the event of termination of such executive’s employment or a change of control that is incremental to amounts previously earned and accrued by the executive for performance of his duties to the date of termination. The amounts shown assume that such termination or change of control was effective as of December 31, 2014 and are

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PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

estimates of the amounts that would be paid to the executives upon their termination or upon a change of control. For the equity component of such compensation, the Company used the closing price of AAWW common stock as of December 31, 2014. The actual amounts to be paid can only be determined at the time of such events.

Name	Payments on Termination of Employment Due to Death*	Payments on Termination of Employment Due to Disability*	Payments on Termination of Employment Without Cause*	Payments in Connection with a Change of Control Without Termination of Employment*	Total in Connection with a Change of Control With a Termination of Employment*
William J. Flynn	$13,512,041	$13,512,041	$14,547,041	$14,595,845	$25,108,447
John W. Dietrich	6,602,819	6,602,819	7,168,069	6,436,771	12,250,257
Michael T. Steen	5,215,977	6,375,977	6,868,977	6,307,680	11,866,166
Spencer Schwartz	3,984,355	5,034,355	5,480,605	4,155,134	9,548,620
Adam R. Kokas	4,021,675	5,095,675	5,552,125	4,202,655	9,632,140

*	The following assumptions were used to calculate these payments:

Termination is not for cause, the executive does not violate his noncompetition or nonsolicitation agreements or any other restrictive covenants with us following termination, the executive executes a release, the executive does not receive medical and life insurance coverage from another employer within 12 months of the termination of his employment, the executive does not have any unused vacation time, and the executive does not incur legal fees or relocation expenses requiring reimbursement from us. Additionally, Annual Incentive Plan payments are made at the target level.

Estimated payments were valued based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2014, which was $49.30 per share, multiplied by the number of shares of stock and other equity awards that would be accelerated upon a termination of employment or termination of employment and change of control. See the table entitled “Outstanding Equity Awards at Fiscal Year-End 2014” for information regarding unvested equity awards.

**	Does not take into account any reductions for federal excise tax levied on certain excess termination payments under Section 4999 of the Code.

44  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

PROPOSAL NO. 2

PROPOSAL NO. 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and has directed that management submit the selection of that firm to the shareholders for ratification at the Annual Meeting. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands):

	2014	2013
Audit Fees	$1,459	$1,547
Audit-Related Fees	7	31
Tax Fees	1,439	1,337
Total	$2,905	$2,915

•

Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagements.

•

Audit-Related Fees in 2014 consist of regulatory filing services and a subscription for accounting research software and in 2013 consist of accounting consultations and a subscription for accounting research software.

•	Tax Fees in 2014 and 2013 consist of tax services, including tax compliance, tax advice and tax planning.

The Audit Committee preapproves audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with the Committee’s preapproval policy. These services may include audit services, audit-related services, tax services and other services. Necessary approvals required between Audit Committee meetings must be preapproved by the Audit Committee Chairman, or such other Audit Committee member who has been delegated this authority by the Audit Committee Chairman. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has met with management and PwC to review and approve the overall plan and scope of the audit for the current year.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

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PROPOSAL NO. 3

PROPOSAL NO. 3 – ADVISORY VOTE WITH RESPECT TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our named executive officer compensation as disclosed in this Proxy Statement, and particularly in the Compensation Discussion and Analysis. The Board and the Compensation Committee assess and structure our executive compensation practices with a focus on industries where we operate and the marketplace where we compete for executive talent. We seek to compensate each NEO consistently with the principle of pay for performance while providing overall compensation structure that serves to attract and retain the best talent and without excessive risk taking.

Our principal compensation policies, which enable us to attract and retain strong and experienced senior executives and drive long-term company performance, include:

•	Designing competitive total compensation to enhance our ability to attract and retain knowledgeable and experienced senior executives and to reward them for a very high level of performance

•	Establishing meaningful objective performance metrics under our AIP each year at challenging levels

•	Providing that exceptional rewards are attained only for exceptional performance

•	Providing that time-based, long-term equity awards, granted chiefly for retention purposes, are subject to a four-year vesting schedule

•	Setting compensation and incentive levels that reflect competitive market practices, reflect the global nature of our business and reward senior executives for significant achievements

•

Requiring material stock holdings to align the interests of senior executives with those of our shareholders and prohibiting these persons from hedging, maintaining margin accounts and otherwise engaging in speculative trading activities

•	Prohibiting tax gross ups for any change of control payments

•	Prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto and/or auto allowances or club dues

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2016 annual meeting.

We are asking our shareholders to support our NEO compensation program as described in this Proxy Statement. This is an advisory vote and is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

46  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

STOCK OWNERSHIP

STOCK OWNERSHIP

The following table sets forth, as of April 10, 2015, information regarding beneficial ownership of our Common Stock by:

•	Each shareholder who is known by us to own beneficially 5% or greater of the Common Stock;

•	Each Director;

•	Each of our Named Executive Officers; and

•	All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that shareholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the SEC. This information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 10, 2015, through the exercise of any stock option or other right. The number of shares of our Common Stock issued and outstanding as of April 10, 2015 was 25,003,943.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of shares Beneficially Owned(a)	Percentage of Outstanding Shares Beneficially Owned
5% Shareholders:
FMR LLC(b)	3,754,272	15.0%
245 Summer Street
Boston, MA 02210
Dimensional Fund Advisors LP(c)	2,106,604	8.4%
Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.(d)	2,102,685	8.4%
55 East 52nd Street
New York, NY 10022
Fisher Investments(e)	1,695,022	6.8%
5525 NW Fisher Creek Drive
Camas, WA 98706
Snow Capital Management, L.P.(f)	1,630,235	6.5%
2000 Georgetown Drive — Suite 200
Sewickley, PA 15143
The Vanguard Group(g)	1,620,360	6.5%
100 Vanguard Boulevard
Malvern, PA 19355

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Number of shares Beneficially Owned(a)	Percentage of Outstanding Shares Beneficially Owned
Directors:
Robert F. Agnew	27,338	*
Timothy J. Bernlohr	29,127	*
James S. Gilmore III	33,827	*
Carol B. Hallett	29,827	*
Frederick McCorkle	37,338	*
Duncan J. McNabb	9,141	*

Director and Named Executive Officer:
William J. Flynn	225,263	*

Other Named Executive Officers:
John W. Dietrich	37,899	*
Michael T. Steen	48,925	*
Adam R. Kokas	40,093	*
Spencer Schwartz	33,989	*

All directors and executive officers as a group (12 persons, including the persons listed above)	555,629	2.2%
*	Represents less than 1% of the outstanding shares of Common Stock.

(a)

For members of the Board of Directors, includes restricted stock units scheduled to vest on May 26, 2015 and June 16, 2015, respectively. For executive officers, includes shares subject to options exercisable within 60 days of April 10, 2015 as follows:

William J. Flynn	47,027
John W. Dietrich	—
Michael T. Steen	—
Adam R. Kokas	6,646
Spencer Schwartz	—

(b)

This information is based on a Schedule 13G/A dated February 13, 2015 and filed jointly by FMR LLC, Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity Low-Priced Stock Fund with the SEC on that date. In the filing, FMR LLC, Edward C. Johnson 3rd and Abigail P. Johnson reported that they each shared dispositive power over 3,754,272 shares. Fidelity Low-Price Stock Fund, a mutual fund managed by Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR LLC, reported that it has sole voting power with respect to 2,077,100 shares. Edward C. Johnson 3rd, Chairman of FMR LLC, and members of his family, including Abigail P. Johnson, collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC and may therefore be deemed to form a controlling group with respect to FMR LLC. The filing states that it reflects the securities beneficially owned, or that may deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates and other companies. We have not made any independent determinations as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(c)

This information is based on Schedule 13G/A dated February 5, 2015 and filed with the SEC on that date. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,025,701 shares and sole dispositive power with regard to 2,106,604 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(d)

This information is based on a Schedule 13G/A dated January 12, 2015 and filed with the SEC on January 23, 2015. As set forth in this filing, BlackRock, Inc. has sole voting power over 2,051,811 shares and sole dispositive power with regard to 2,102,685 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

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STOCK OWNERSHIP

(e)

This information is based on Schedule 13G dated January 30, 2015 and filed with the SEC on that date. As set forth in this filing, Fisher Investments has sole dispositive power over 1,695,022 shares and sole voting power over 765,835 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(f)

This information is based on a Schedule 13G/A dated January 20, 2015 and filed with the SEC on January 21, 2015. As set forth in this filing, Snow Capital Management, L.P. has sole voting power over 1,292,479 shares and sole dispositive power with regard to 1,630,235 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and we are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(g)

This information is based on Schedule 13G/A dated February 9, 2015 and filed with the SEC on February 10, 2015. As set forth in this filing, The Vanguard Group has sole voting power over 31,875 shares, sole dispositive power with regard to 1,588,885 shares and shared dispositive power over 31,475 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our Directors and persons who own more than ten percent (10%) of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year, except that one Form 4 reporting the sale of an aggregate of 5,804 shares by Mr. Dietrich was not filed on a timely basis.

Certain Relationships and Related Person Transactions

Our Code of Conduct Applicable to our CEO, Senior Financial Officers and Members of the Board of Directors (the “Code of Ethics”), which is available on our website at www.atlasair.com under the Corporate Background section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Board, the Chairman of the Audit Committee of the Board of Directors, and the General Counsel so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasair.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related party transaction under SEC regulations. Our Nominating and Governance Committee separately determines Director Independence as summarized in “Director Independence” above.

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  49

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS TO BE PRESENTED
AT THE 2016 ANNUAL MEETING

Shareholder Proposals to Be Included in Our 2016 Proxy Statement

We currently expect to hold our 2016 annual meeting of shareholders on or about May 27, 2016. Under the rules of the SEC, if a shareholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2016 annual meeting, the proposal must be received by our Secretary no later than December 24, 2015. All shareholder proposals must be made in writing and addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Advance Notice Procedures

Under our By-Laws, and as permitted by the rules of the SEC, no shareholder nominations of persons for election to the Board of Directors and no other business may be brought before the 2016 annual meeting of shareholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than January 28, 2016 and not later than February 27, 2016. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL INFORMATION

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than ratifying the selection of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See “Broker Non-Votes” and “Quorum, Vote Required” herein for additional information.

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

Broker Non-Votes

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other

50  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

ADDITIONAL INFORMATION

“routine” items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following nonroutine proposals:

•	Proposal No. 1 (election of the Company’s Directors); and

•	Proposal No. 3 (the Say on Pay vote).

We do not expect to have any broker non-votes with respect to Proposal No. 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2015.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow & Co. a fee estimated not to exceed $9,000, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate information shareholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any shareholder who so requests.

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  51

ADDITIONAL INFORMATION

List of Shareholders

At the Annual Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Additional Copies of Annual Report

A copy of our 2014 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. Each such copy of our 2014 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasair.com.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a “Citizen of the United States” as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

52  |  Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement

OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote on Say on Pay, all as described above. If any other matter is properly brought before the Annual Meeting for action by the shareholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

WILLIAM J. FLYNN
President and Chief Executive Officer

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  53

EXHIBIT A

Atlas Air Worldwide Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(Unaudited)

The Compensation Discussion and Analysis contains certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include return on invested capital (“ROIC”) and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

We calculate ROIC as cumulative operating income after cash taxes paid (“NOPAT”) divided by average capital over the years presented (“Average Capital”).

	2014	2013	2012
NOPAT
Operating Income	$175,972	$186,790	$226,491
Income tax benefit (expense)	12,678	(23,833)	(75,561)
Deferred taxes	(12,714)	22,856	75,365
NOPAT	$175,936	$185,813	$226,295
Three-Year Cumulative NOPAT	$588,044

	2014	2013	2012	2011
Average Capital
Total equity	$1,417,795	$1,322,125	$1,288,104	$1,141,375
Short-term and Long-term Debt	1,973,084	1,696,625	1,304,042	750,016
Less:
Cash and cash equivalents, and Restricted cash	(312,882)	(328,307)	(409,763)	(187,111)
Purchase deposits for flight equipment	(20,054)	(69,320)	(147,946)	(407,184)
Short-term and Long-term investments and accrued interest	(138,280)	(141,171)	(150,617)	(143,832)
Total Capital	$2,919,663	$2,479,952	$1,883,820	$1,153,264
Average Capital	$2,109,175
Three-Year ROIC	27.9%

We calculate Free Cash Flow as Net Cash Provided by Operating Activities minus Capital expenditures, excluding the purchase of flight equipment, and Capitalized interest.

	2014	2011	Compound Annual Growth Rate
Net Cash Provided by Operating Activities	$273,145	$142,958
Less:
Capital expenditures, excluding the purchase of flight equipment	(24,920)	(37,374)
Capitalized interest	(453)	(27,636)
Free Cash Flow	$247,772	$77,948	47.0%

Atlas Air Worldwide Holdings, Inc.    2015 Notice & Proxy Statement   |  A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:		For	Against	Abstain
	01 - Robert F. Agnew	☐	☐	☐
	02 - Timothy J. Bernlohr	☐	☐	☐
	03 - William J. Flynn	☐	☐	☐
	04 - James S. Gilmore III	☐	☐	☐
	05 - Carol B. Hallett	☐	☐	☐
	06 - Frederick McCorkle	☐	☐	☐
	07 - Duncan J. McNabb	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐	3. Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a Corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01TJTB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue, Purchase, NY 10577

Proxy for the Annual Meeting of Shareholders — May 27, 2015

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., to be held at our corporate headquarters located at 2000 Westchester Avenue, Purchase, NY 10577 on Wednesday, May 27, 2015 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and FOR the advisory vote to approve Named Executive Officer compensation, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR the election as directors of the persons named in proposal 1, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm as set forth in proposal 2 and FOR the advisory vote to approve Named Executive Officer compensation as set forth in proposal 3.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

Certification:

Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.’s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.